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TABLE OF CONTENTS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-107257

PROSPECTUS

$200,000,000

TRANSMONTAIGNE INC.
OFFER TO EXCHANGE $200,000,000 9 1/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2010
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
FOR
ALL OF THE OUTSTANDING
$200,000,000 9 1/8% SENIOR SUBORDINATED NOTES DUE 2010

        We are offering to exchange our registered 9 1/8% series B senior subordinated notes due 2010, which we refer to as the exchange notes, for all of our outstanding 9 1/8% senior subordinated notes due 2010, which we refer to as the old notes. We refer to the exchange notes and the old notes, collectively as the notes. The terms of the exchange notes are substantially identical to the terms of the old notes to be exchanged, except that the exchange notes have been registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and will not bear any legend restricting their transfer.

        The exchange notes will be subordinated to all of our existing and future senior debt. As of December 31, 2003 we had $225.2 million of senior debt outstanding.

Material Terms of the Exchange Offer

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on April 15, 2004, unless extended.

  •
  All old notes that are validly tendered and not validly withdrawn will be exchanged.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

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  We will not receive any cash proceeds from the exchange offer.

  •
  There is no established trading market for the exchange notes or the old notes. We do not intend to list the exchange notes on any securities exchange, and therefore no active public market is anticipated.

        Participating in this exchange offer involves risks. See "Risk Factors" beginning on page 12.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make copies of this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We are not making this exchange offer in any state or jurisdiction where it is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 17, 2004

TABLE OF CONTENTS

Incorporation of Certain Documents by Reference
Prospectus Summary
Summary of the Terms of the Exchange Offer
Summary of the Terms of the Exchange Notes
Risk Factors
Market and Industry Data
Cautionary Statement Regarding Forward-Looking Statements
The Exchange Offer
Use of Proceeds
Capitalization
Selected Consolidated Financial Data
Description of Other Indebtedness
Description of the Exchange Notes
Material United States Federal Income Tax Consequences
Plan of Distribution
Legal Matters
Experts
Subsidiary Guarantors
Where You Can Find More Information

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important business and financial information about TransMontaigne by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. References to this "prospectus" include these documents incorporated by reference.

        We incorporate by reference the documents listed below:

  •
  Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the SEC on September 29, 2003, as amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the SEC on October 27, 2003 and as amended by Amendment No. 2 to Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the SEC on February 17, 2004.

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  Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the SEC on November 14, 2003.

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  Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003, filed with the SEC on February 17, 2004.

i

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  Current Report on Form 8-K dated February 28, 2003, as amended by Amendment No. 1 to Form 8-K, filed with the SEC on May 14, 2003, and as amended by Amendment No. 2 to Form 8-K, filed with the SEC on February 27, 2004.

        We also incorporate by reference additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the consummation of the exchange offer. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain a copy of any of our filings, at no cost, by writing to us at the following address or telephoning us at the following number:

TransMontaigne Inc.
1670 Broadway, Suite 3100
Denver, Colorado 80202
Attention: General Counsel
(303) 626-8200

        To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

ii

PROSPECTUS SUMMARY

        This summary highlights basic information about us and the exchange notes that we are offering. You should read this entire prospectus carefully, including the "Risk factors" section, the consolidated financial statements and the notes to those consolidated financial statements. As used in this prospectus, unless the context otherwise requires, the terms "TransMontaigne," "we," "our" and "us" refer to TransMontaigne Inc. and its consolidated subsidiaries. References to "barrels" refer to the United States customary measurement of liquid volume equal to 42 gallons.

THE COMPANY

General

        We are a refined petroleum products distribution and supply company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. Our principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) supply, distribution and marketing and (iii) supply management services. Our customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products.

        We predominantly handle refined petroleum products, with the balance being fertilizer, chemicals and other commercial liquids. The refined petroleum products we handle include gasoline, diesel fuel, heating oil, jet fuel and kerosene. Our recent acquisition of terminals and related tug and barge operations in Florida from El Paso Corporation expanded our product and service offering to include the sale of bunker fuel, used to power ocean vessels, and No. 6 oil, for powering electricity generating plants, as well as storage of jet fuel, crude oil and asphalt.

Terminals, pipelines, and tugs and barges

        The U.S. refined petroleum product distribution system links refineries to end-users of gasoline and other refined petroleum products through a network of terminals, pipelines, tankers, barges, rail cars and trucks. Terminals play a key role in the delivery of product to the end-user by providing storage, distribution, blending, injection and other ancillary services. The two basic types of terminals are inland terminals, which are supplied primarily by pipelines, and marine terminals, which are supplied primarily by ships and barges.

        We own and operate a terminal infrastructure that handles refined petroleum products and other commercial liquids. As of June 30, 2003, we own and operate 55 terminals with an aggregate capacity of approximately 21.0 million barrels.

        We generate revenues in our terminal operations from throughput fees and storage fees. We earn throughput fees for each barrel of product that is distributed at our terminals through our supply and marketing efforts, through exchange agreements, or for third parties. For the year ended June 30, 2003, we averaged approximately 369,000 barrels per day of throughput volume at our terminals. Approximately 80% of the throughput at our terminals consists of product that we have purchased, marketed, sold and dispensed over the rack at our terminals. The remainder of the throughput volume at our terminals is generated from exchange agreements and throughput arrangements with third parties. We earn storage fees by leasing storage capacity at our terminals to third parties and earn a monthly fee based on the volume of storage capacity leased.

        Of our 55 terminals, we own and operate 31 terminals at various points along the Plantation and Colonial pipeline corridor, which extends from the Gulf Coast through the Southeast, Mid-Atlantic and Northeast regions. We own and operate 15 terminals in the Midwest and the upper and lower Mississippi River areas, eight terminals at various locations in Florida and a large terminal complex in

Brownsville, Texas. Our network of terminals is geographically diverse with our largest terminal, the Brownsville complex, accounting for approximately 10% of our total capacity.

        Companies that consistently ship significant amounts of product on common carrier pipelines are allocated space on these regulated pipelines for future shipments. Companies without significant shipping histories are not guaranteed space on the pipelines and have more difficulty shipping their product to various locations around the country when there is high demand for pipeline capacity to those locations. We have a significant shipping history on the Colonial, Plantation, Explorer and TEPPCO pipelines that allows us to ship products through these pipelines to our and third-party terminals, even during periods of high demand. For the year ended June 30, 2003, we shipped approximately 216,000 barrels per day of product through these pipelines.

        In addition to shipping product we sell to customers, we use exchange agreements to both increase throughput at our terminals and to establish greater shipping history on the common carrier pipelines. Under an exchange agreement, we agree to receive product in one location in exchange for delivering product in another location, together with a fee reflecting transportation, throughput and related costs.

        We also own and operate an interstate refined petroleum products pipeline operating from Mt. Vernon, Missouri to Rogers, Arkansas, known as the Razorback Pipeline, and associated terminals at Mt. Vernon and Rogers. We generate revenues in our pipeline operations from transportation fees. For the year ended June 30, 2003, we transported an average of approximately 12,000 barrels per day of products through this pipeline.

        In Florida, we own and operate nine tugboats and 13 barges and a proprietary pipeline in Port Everglades, which we use to deliver our product to cruise ships and other marine vessels for refueling. We also use our tugs and barges to transport third-party product from our storage tanks to our customers' facilities in Florida and to transport our product among our Florida terminals when needed to augment our capacity. In addition, our tugboats earn fees for providing docking and other ship-assist services to vessel traffic throughout our Florida port locations.

        We own and operate a dock facility in Baton Rouge, Louisiana that is interconnected to the Colonial Pipeline. This connection provides the ability to load product originating from the Colonial Pipeline onto barges for distribution up the Mississippi River, and serves as an injection point into the Colonial Pipeline for product unloaded from barges transporting it down the Mississippi River.

Supply, distribution and marketing

        We purchase refined petroleum products primarily from refineries along the Gulf Coasts of Texas and Louisiana and schedule them for delivery to our terminals, as well as terminals owned by others, in the Gulf Coast, Midwest and East Coast regions of the U.S. We then sell our products primarily through three types of arrangements: rack sales, bulk sales, and contract sales. For the year ended June 30, 2003, we sold an average of 629,000 barrels per day of product through these arrangements.

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  Rack sales are spot sales that do not involve continuing contractual obligations to purchase or deliver product. Rack sales are priced and delivered on a daily basis through truck loading racks or marine fueling equipment. At the end of each day for each of our terminals, we announce, via fax, website, e-mail and telephone, the rack sale price of various products for the following morning.

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  Bulk sales are sales of large quantities of product to wholesalers, distributors and marketers in major cash markets. Bulk sales also may be made while the product is being transported in the major refined petroleum product pipelines. Because of supply and demand imbalances that occur from time to time in major cash markets around the country, the market price of product varies from location to location. We take advantage of these variations, commonly referred to as

    "basis differentials," by monitoring prices in the major cash markets, re-scheduling shipments and making bulk sales of product in the markets that achieve the highest value to us.

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  Contract sales are made pursuant to contracts, ranging from one month to six months in duration, in which we agree to deliver product to cruise ship operators, local market wholesalers, independent gasoline station chains and heating oil suppliers. The product delivered under a contract sale generally is priced at prevailing market rates, although occasionally we enter into fixed-price contracts.

Supply management services

        We provide supply management services to industrial, commercial and governmental ground fleet customers. We often combine these services with price management solutions to provide our customers an assured source of fuel at a predictable price. We have a growing customer base for our supply management services. Our fleet customers include waste disposal firms, retail consumer products companies, freight and delivery service providers, cable and communication companies, car rental firms, and city and state government agencies.

        These customers use our proprietary web-based technology, which provides them the ability to budget their fuel costs while outsourcing all or a portion of their procurement, scheduling, routing, excise tax and payment processes. Using electronic metering equipment, we can monitor the amounts of product stored and delivered at our customers' proprietary refueling locations. In addition, through our strategic relationship with Comdata-Comchek MasterCard, we can monitor the volume of fuel purchased by our customers' ground fleet vehicles at retail truck stops and service stations.

        Furthermore, using our supply management services, tax-exempt government fleet customers can purchase fuel and receive billing net of federal excise tax, eliminating the need for these customers to file for refunds. We believe that this additional service will allow us to attract additional governmental fleet customers.

        We currently offer three types of supply management services: delivered fuel price management, retail price management and logistical supply management. For the year ended June 30, 2003, we managed approximately 14,000 barrels of fuel per day under these arrangements.

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  Delivered fuel price management contracts involve the sales of committed quantities of specific motor fuels delivered to a customer's proprietary vehicle fleet refueling locations at fixed prices for terms of up to three years. On a daily basis, for the customer's facilities, we procure product, schedule delivery, manage local inventory quantities and summarize the customer's fuel use by location and vehicle.

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  Retail price management contracts, typically entered into for a period of up to 18 months, allow our customers to effectively fix the price they pay for motor fuel within a metropolitan area and reduce their exposure to retail price fluctuations. Under these arrangements, a customer's drivers will purchase fuel at any retail gasoline station within a metropolitan area and we settle the net financial difference between a stipulated retail price index for that metropolitan area and the customer's contract price on a monthly basis. We do not deliver physical product under these arrangements.

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  Logistical supply management contracts allow our customers to use our proprietary web-based refined petroleum product procurement, inventory management, scheduling, routing, excise tax and consolidated billing services without any physical product delivery or price management services. These services allow our customers to operate more efficiently and reduce their overhead costs. Customers often initially contract for logistical supply management services and later expand the relationship to include a price management solution.

RECENT DEVELOPMENTS

Acquisitions

Coastal Fuels assets

        On February 28, 2003, we acquired five Florida terminals, with an aggregate capacity of approximately 4.9 million barrels, and a related tug and barge operation, which we refer to collectively as the Coastal Fuels assets, from El Paso Corporation. The purchase price for the transaction was approximately $156 million, including approximately $37 million of product inventory.

        The Coastal Fuels assets primarily provide sales and storage of bunker fuel, No. 6 oil, diesel fuel and gasoline at Cape Canaveral, Port Manatee/Tampa, Port Everglades/Ft. Lauderdale and Fisher Island/Miami, and storage of asphalt at Jacksonville, Florida. In addition, the Coastal Fuels assets allow us to lease capacity to the asphalt, commercial and government jet fuel, power generation and crude oil industries.

Mid-Atlantic terminals

        On January 31, 2003, we acquired a 500,000 barrel terminal in Fairfax, Virginia, and on October 1, 2003 we closed on the purchase of a 900,000 barrel terminal in Norfolk, Virginia. Together, the terminals increased our supply, distribution and marketing presence in the Mid-Atlantic market. Please see "Business—Recent Acquisitions" included in our Annual Report on Form 10-K, as amended, for the year ended June 30, 2003, for a more detailed description of these acquisitions.

See "Business" included in our Annual Report on Form 10-K, as amended, for the year ended June 30, 2003, for a description of our competitive strengths and strategies as well as a description of certain trends applicable to our industry.

Other information

        Our principal executive offices are located at 1670 Broadway, Suite 3100, Denver, Colorado 80202. Our telephone number is (303) 626-8200.

Regulatory Requirements

        No federal or state regulatory requirements must be complied with, and no federal or state regulatory approval must be obtained, in connection with the exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

Issuer	$1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.
Resale
Based upon interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters of Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that exchange notes may be offered for resale, resold or otherwise transferred to you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:
• are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
• are a broker-dealer who purchased the old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act of 1933;
• acquired the exchange notes other than in the ordinary course of your business; or
• have an arrangement with any person to engage in the distribution of exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on April 15, 2004, unless we in our sole discretion extend it. We refer to this date, as it may be extended, as the expiration date.
Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."

Procedure for Tendering Old Notes
If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the old notes through The Depository Trust Company and wish to accept the exchange offer, you must do so through The Depository Trust Company's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us as described under "The Exchange Offer—Purpose and Effect."

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.
Acceptance of Old Notes and Delivery of Exchange Notes
Subject to customary conditions, we will accept old notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequence of Failure to Exchange
Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. Unless we are required by the registration rights agreements to register the notes pursuant to Rule 415 of the Securities Act on a "shelf" registration statement, generally we will have no further obligation to provide for registration under the Securities Act of such old notes.
Registration Rights Agreement; Effect on Holders
We sold the old notes in a private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. On May 30, 2003, we entered into a registration rights agreement with the initial purchasers of the old notes requiring us to make this exchange offer. The registration rights agreement also requires us to:
• use our reasonable best efforts to cause the registration statement filed with respect to the exchange offer to be declared effective by October 27, 2003; and
• consummate the exchange offer no later than December 26, 2003.
See "The Exchange Offer—Purpose and Effect." If we do not do so, additional interest payments will be payable on the old notes.
Material U.S. Federal Income Tax Considerations
The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See "Material United States Federal Income Tax Consequences."
Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in connection with the exchange offer.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

        The exchange offer relates to the exchange of up to $200 million principal amount of exchange notes for up to an equal principal amount of old notes. The form and terms of the exchange notes are substantially identical to the form and terms of the old notes, except the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes (which they replace). The old notes and the exchange notes are governed by the same indenture. The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	TransMontaigne Inc.
Notes Offered	We are offering $200,000,000 aggregate principal amount of our 9 1/8% Series B Senior Subordinated Notes due 2010, issued under an indenture dated as of May 30, 2003.
Interest
The exchange notes will accrue interest from the date of their issuance at the rate of 9 1/8% per year. Interest on the exchange notes will be payable semi-annually in arrears on each June 1 and December 1 commencing on December 1, 2003.
Maturity Date	June 1, 2010.
Guarantors	TransMontaigne Transport Inc., TransMontaigne Product Services Inc., Coastal Fuels Marketing, Inc. and Coastal Tug and Barge, Inc.
Guarantees
Certain of our existing subsidiaries and certain of our future domestic subsidiaries will guarantee jointly and severally the exchange notes on an unsecured, full and unconditional senior subordinated basis. See "Description of the Exchange Notes—Note guarantees."
Ranking
The exchange notes will be unsecured senior subordinated obligations and will be subordinated to all of our existing and future senior debt. The notes will rank equal in right of payment with all our other existing and future senior subordinated debt and will rank senior in right of payment to all of our subordinated debt.

The exchange notes will be guaranteed by our subsidiaries, other than our minor subsidiaries that are inactive and have no assets or operations. Our subsidiaries' guarantees with respect to the exchange notes will be full and unconditional, joint and several general unsecured senior subordinated obligations of such guarantor subsidiaries and will be subordinated to all of such guarantor subsidiaries' existing and future senior debt. The guarantees will rank equal in right of payment with any senior subordinated indebtedness of the guarantor subsidiaries and will rank senior in right of payment to such guarantor subsidiaries' subordinated debt, if any. Because the exchange notes are subordinated, in the event of bankruptcy, liquidation or dissolution, or certain other events, including certain defaults on senior debt, we may be prevented from making payments on the exchange notes. The term "senior debt" is defined in the "Description of the Exchange Notes" section of this prospectus.
The notes will be structurally subordinated to the liabilities of any subsidiary that is not a guarantor to the extent of such subsidiary's assets, if any.

At March 31, 2003, after giving effect to the offering and the application of the net proceeds for the offering of the old notes as described under "Use of proceeds," we and our guarantor subsidiaries would have had approximately $65.0 million of senior debt outstanding on a consolidated basis. As of December 31, 2003, the exchange notes did not rank senior or pari passu to any of our outstanding indebtedness, and ranked junior to $225.2 million of indebtedness. In addition, as of December 31, 2003, we had the ability to incur up to $69.8 million of additional indebtedness under our working capital credit facility and commodity margin loan, which indebtedness, if incurred, would rank senior to the exchange notes.
Optional Redemption
Prior to June 1, 2007, the exchange notes may be redeemed at our option, in whole or in part, at a make-whole price described under "Description of the Exchange Notes—Optional redemption." We may redeem the exchange notes, in whole or in part, at any time on or after June 1, 2007 at a redemption price equal to 104.563% of the principal amount thereof plus a premium declining ratably to par by 2010 plus accrued and unpaid interest and additional interest, if any. In addition, at any time on or prior to June 1, 2006, we may redeem up to 35% of the aggregate principal amount of the exchange notes and any additional notes issued under the indenture with the net cash proceeds of certain equity offerings at a redemption price equal to 109.125% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, provided that:
• at least 65% of the principal amount of the exchange notes and any such additional notes remain(s) outstanding immediately after the occurrence of such redemption; and

• such redemption occurs within 90 days of the date of the initial receipt of the proceeds of any such equity offering.
Change of Control
Upon certain change of control events, each holder of the exchange notes may require us to repurchase all or a portion of their notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any. Our ability to repurchase the notes upon a change of control event will be limited by the terms of our debt agreements, including our working capital facility. We may not have the financial resources to repurchase the notes. See "Description of the Exchange Notes—Change of control."
Registration Rights; Additional Payments
In connection with the offering of the old notes, we granted registration rights to holders of the old notes. We agreed to consummate an offer to exchange the old notes for the related series of exchange notes and to take other actions in connection with the exchange offer by the dates specified in the registration rights agreements. In addition, under certain circumstances, we may be required to file a shelf registration statement to cover resales of the old notes held by you.

We have agreed to make additional interest payments to holders of the notes under certain circumstances if we do not comply with our obligations under the registration rights agreement. See "Description of the Exchange Notes."
Form of Notes
The exchange notes to be issued in the exchange offer will be represented by one or more global securities deposited with Wells Fargo Bank, National Association for the benefit of Depository Trust Company, or DTC. You will not receive exchange notes in certificated form unless one of the events set forth under the heading "Description of the Exchange Notes—Form of Exchange Notes" occurs. Instead, beneficial interests in the exchange notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Certain Covenants
We will issue the exchange notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture governing the exchange notes will, among other things, restrict our ability to:
	•	incur additional indebtedness;
	•	pay dividends on, redeem or repurchase our capital stock;
	•	make investments;
	•	make certain dispositions of assets;
	•	engage in transactions with affiliates;
	•	create certain liens; and
	•	consolidate, merge or transfer all or substantially all our assets and the assets of our subsidiaries on a consolidated basis.
These covenants are subject to important exceptions and qualifications, which are described in the "Description of the Exchange Notes—Certain covenants" section of this registration statement.

As to our restricted subsidiaries, the indenture governing the exchange notes also will limit their ability to enter into or become subject to arrangements that would restrict or limit their ability to:
	•	pay dividends or make other distributions to us or other restricted subsidiaries;
	•	make loans or advances to us;
	•	and transfer any assets to us.
Risk Factors
Investing in the exchange notes involves risks. You should refer to the section entitled "Risk Factors" for an explanation of the material risks of participating in the exchange offer and investing in the exchange notes.

RISK FACTORS

        Our business, operations and financial condition are subject to various risks. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the exchange offer. The factors set forth below, however, are generally applicable to the old notes as well as the exchange notes.

RISKS RELATED TO OUR BUSINESS

The profitability of our operations depends on the availability to us of supplies of petroleum products. A significant decrease in available supplies for any reason could adversely affect our sales and results of operations.

        The availability of supplies of refined petroleum product is essential to our operations. A material decline in refined petroleum product supplies could adversely affect our revenues from throughput and storage fees and from bulk, contract and rack product sales. Such a material decline in product supplies may be caused by natural disasters, adverse weather conditions, terrorist attacks and other events beyond our control. Furthermore, we do not have long-term supply contracts with refiners and our suppliers could cease selling product to us for any one of several reasons, including a lack of crude oil supplies, price or volume competition and external economic or political events. For example, a crude oil supply disruption in the Middle East or South America could lead the major oil companies and the independent refining and marketing companies to retain all of their refined petroleum product supplies for their own distribution operations, thus creating a shortage of supply available to us. Such a shortage could have a material adverse effect on our supplies of product and hinder our ability to earn throughput fees or sales revenues.

Contract non-performance by our customers could cause us to incur unplanned expenses and suffer losses as a result.

        We have contract sales agreements, fuel supply management agreements, storage agreements and other contractual relationships with our customers. We therefore could be exposed to unplanned expenses and losses if any of those parties fails to honor its contractual commitments or files for bankruptcy. Accordingly, we are exposed to an increased level of direct and indirect counter-party credit and performance risk. For example, when we enter into long-term sale contracts with our customers, the contract sets a fixed price for our sale of product to the customer. In accordance with our risk management policies and practices, we enter into futures contracts to protect against price fluctuations. However, if the customer with whom we have entered into the long-term sale contract then fails to honor its contractual commitments or files for bankruptcy, we would remain liable for the obligations under the long-term futures contract that we would need to unwind. If the price of product has changed adversely since we entered into the futures contract, we could be forced to make a substantial payment to settle the futures contract that would not be offset by corresponding income and our operations could suffer. We may not have adequately assessed the creditworthiness of our existing or future customers or an unanticipated deterioration in their creditworthiness.

We face intense competition in our supply, distribution and marketing activities, as well as in our terminal and pipeline activities and our results of operations may suffer if we are not able to compete effectively.

        We compete with other petroleum companies, national, regional and local pipeline and terminal companies, the major integrated oil companies, their marketing affiliates, and independent brokers and marketers of widely varying sizes, financial resources and experience. In particular, our ability to compete could be harmed by factors we cannot control, including:

  •
  price competition from major oil companies or other independent refined product companies, some of which are substantially larger than we are, have greater financial resources and control substantially greater supplies of petroleum products than we do;

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  abundance of supply of petroleum products keeping petroleum prices low or unchanging;

  •
  the perception that another company can provide better service; and

  •
  the availability of alternative supply points, or supply points located closer to our customers' operations.

        If we are unable to compete with services offered by other petroleum enterprises, our results of operations may be adversely affected.

Potential customers of our supply management services may be unwilling to outsource this important function which would limit our ability to increase our sales of these services.

        We may be unable to increase our sales of supply management services, which in turn, could limit our ability to increase our revenues, if potential customers are unwilling to contract with us instead of managing their fuel supply needs internally. Because the provision of supply management services is a relatively new industry, potential customers may not realize that they can outsource their fuel supply management functions in a cost effective manner. Furthermore, our supply management services require the companies we service to outsource a vital part of their operational activities to us which requires trust in our ability to fulfill their product needs. These potential customers may consider this function too important to their operations to outsource. Because we may have less name recognition than some of our competitors in the petroleum products industry, it may be difficult for us to obtain additional contracts for supply management services.

A portion of our revenues is generated under contracts that must be renegotiated periodically. The failure to successfully renew significant contracts, or renewals on less favorable terms, could adversely affect our revenues and results of operations.

        Much of our contract-based revenues are generated under contracts generally having a duration of one year or less. As these contracts expire periodically, they must be renegotiated and extended or replaced. We may not be able to renegotiate, extend or replace these contracts when they expire and the terms of any renegotiated contracts may not be as favorable as the existing contracts.

        In particular, our ability to extend or replace sales contracts could be harmed by competitive factors we cannot control, such as those described above under "We face intense competition in our supply, distribution and marketing activities, as well as in our terminal and pipeline activities" and such as the following:

  •
  the abundance of storage capacity in the markets we serve;

  •
  the failure of our technologies that support our performance under our contracts; and

  •
  the election by a customer to provide the services for themselves, eliminating the need for a contract with us.

        If we cannot successfully renew significant contracts or have to renew them on less favorable terms, our revenues from these arrangements could decline and our results of operations could suffer.

Our business involves many hazards and operational risks, some of which may not be covered by insurance.

        Our operations are subject to the many hazards inherent in the transportation and storage of volatile and toxic petroleum products, including explosions, pollution, release of toxic substances, fires, accidents on rivers or at sea and other hazards that could result in environmental damages, personal injuries, loss of life and suspension of operations. Our operations also are subject to risks associated with natural disasters, adverse weather conditions, terrorist attacks and other events beyond our control. If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations. Our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

Our risk management activities may not precisely match our sales of physical inventory and therefore expose us to financial risks and reduce our opportunity to benefit from price increases.

        In order to protect against price volatility with respect to our refined petroleum product inventories, we enter into NYMEX futures contracts. These contracts reduce exposure to subsequent commodity price drops, but also can result in financial risk if the expiration dates of the futures contracts do not precisely match the timing of the sales of the underlying inventory. In addition, they also reduce the opportunity to benefit when commodity prices rise.

        When we purchase refined petroleum products without a corresponding firm sale commitment, we enter into futures contracts to sell a corresponding amount of product to protect against price fluctuations for the underlying commodity. When we ultimately sell the underlying inventory to a customer, we unwind the related risk management arrangement. In order to accurately manage commodity price risk, we must attempt to predict when we will sell the underlying product. If we fail to accurately predict the timing of those future sales, and the product remains in our inventory longer than the expiration date of the futures contract, we must settle the old futures contract and enter into a new futures contract to sell the product to manage the commodity price risk against the same inventory. We refer to this as "rolling" the risk management contracts. While these conditions frequently exist on a small scale, if market conditions are adverse for an extended period, we can suffer financial losses.

        Our existing operations require us to maintain minimum volumes of approximately 3.8 million barrels, consisting primarily of base operating inventory volumes (in-transit volumes on common carrier pipelines) and product linefill and tank bottom volumes. We generally do not manage the commodity price risk relating to our minimum volumes because those volumes are not available for immediate sale. As a result, any futures contracts used to manage the commodity price risk relating to the minimum volumes would have to be continuously rolled from period to period, which, during unfavorable market conditions, would result in a realized loss on the futures contract without the realization of an offsetting gain in the value of the minimum volumes. Our risk management policy, however, allows our management team the discretion under certain market conditions to manage the commodity price risk relating to up to 500,000 barrels of our base operating inventory, which would reduce the unmanaged inventory to approximately 3.3 million barrels, or to leave up to 500,000 barrels of our discretionary inventory unmanaged, which would increase our unmanaged inventory to approximately 4.3 million barrels. We decide whether to manage the commodity price risk relating to a portion of our base operating inventory or to leave a portion of our discretionary inventory unmanaged depending on our expectations of future market changes. To the extent that we do not manage the commodity price risk relating to a portion of our inventory and commodity prices move adversely, we could suffer losses on that inventory.

        We maintain a system of internal controls designed to prevent unauthorized trading or speculation on commodity prices. However, unauthorized speculative trades could occur that may expose us to substantial losses to cover a position in the futures contract, which may in turn have a material adverse effect on our revenues, cash flows and results of operations.

Changes in commodity prices subject us to margin calls which may adversely affect our liquidity.

        All of our futures contracts are traded on the NYMEX and, therefore, require daily settlements for changes in commodity prices. Unfavorable commodity price changes subject us to margin calls that require us to provide cash collateral to NYMEX in amounts that may be material. For example, we may enter into a futures contract to hedge against a fixed-price firm sales commitment to sell and deliver product on a future date. If commodity prices fall before the expiration date of the futures contract, the futures contract will be "out of the money," which means that we will be obligated to deposit funds to cover a margin call based on the decrease in the commodity price. If our obligation to sell and deliver product under a fixed-price firm sales commitment extends over a period of several months, we would be required to fund significant margin deposits which would decrease our available cash balances until we receive payment from our customer for delivery of the underlying physical product. Such funding requirements could exceed our ability to access our credit line or other sources of capital. If we are unable to meet these margin calls with borrowings or cash on hand, we would be forced to sell product to meet the margin calls or to unwind futures contracts. If we are forced to sell product to meet margin calls, we may have to sell at prices or in locations that are not advantageous, and could incur financial losses as a result.

A sustained failure of the complex, proprietary technology, including computer software, that we use to link our facilities and to purchase and sell refined petroleum products could reduce our revenues, cause us to suffer increased expenses and adversely affect our business.

        We use complex, proprietary computer software and techniques to purchase refined petroleum product and to market, transport and distribute product to our facilities and customers. A sustained outage could significantly adversely affect our business by preventing us from:

  •
  acquiring adequate supplies and delivering them to our terminals and customers;

  •
  transporting product on a timely basis to locations and facilities where we have delivery obligations;

  •
  transporting product to markets in which we can profit from basis differentials;

  •
  marketing and selling product on a timely basis or at the best available prices; and

  •
  being able to properly manage the needs of customers for which we provide supply management services.

        In addition, refiners could elect to reduce their supply of product to us or stop supplying us altogether if they were injured by a failure of our systems or determined that we had become an unreliable customer. Similarly, our customers could elect to cease purchasing from us or reduce the volumes of product they purchase from us. In each case, we could lose revenue and suffer increased expenses that would adversely affect our results of operations.

Our operations and sales volumes are dependent upon demand for petroleum products by distributors, marketers, wholesalers and commercial end users in the Gulf Coast, Midwest and East Coast regions of the United States. Any decrease in this demand could adversely affect our business.

        Our business depends in large part on the demand for refined petroleum products in the markets served by our transportation and storage network. Our earnings and cash flow are dependent on high sales volumes. The volumes of our sales can be adversely affected by the prices of refined products, which are subject to significant fluctuation depending upon numerous factors beyond our control, including the supply of and demand for gasoline and other refined products. The supply of and demand for refined products can be affected by, among other things, changes in domestic and foreign economies, political affairs, terrorism and the threat of terrorism, production levels, industry-wide inventory levels, the availability of imports, the marketing of gasoline and other refined products by competitors, the marketing of competitive fuels, the impact of energy conservation efforts and government regulation.

        Sales volumes also are affected by regional factors, such as local market conditions, the availability of transportation systems with adequate capacity, transportation costs, fluctuating and seasonal demands for products, changes in transportation and travel patterns, variations in weather patterns from year to year and the operations of companies providing competing services.

We may not be successful in growing through acquisitions or integrating effectively and efficiently any businesses and operations we may acquire. Any future acquisitions may substantially increase the levels of our indebtedness.

        Part of our business strategy includes acquiring additional terminal and storage facilities that complement our existing asset base and distribution capabilities. In order to expand our business through the selective acquisitions of new or expanded facilities, we must identify those opportunities. We may not be able to identify appropriate opportunities for expansion which will satisfy our target rates of return, obtain financing on acceptable terms, negotiate satisfactory terms of such acquisitions, or that any such acquisitions will improve our operating results.

        Acquisitions may require substantial capital or the incurrence of substantial indebtedness. As a result, our capitalization and results of operations may change significantly as a result of future acquisitions. Any additional debt financing could significantly increase our interest expense and involve restrictive covenants. Furthermore, you may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in connection with any future acquisitions.

        Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and new geographic areas of any acquired businesses. We believe that successful business combinations will require our management and other personnel to devote significant amounts of time to integrating the acquired businesses with our existing operations. These efforts may temporarily distract their attention from day-to-day business and other business opportunities. In addition, the management of the acquired business may not join our management team. Any change in management may make it more difficult to integrate an acquired business with our existing operations. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we may have no recourse under applicable indemnification provisions.

We may not be successful in integrating our recently acquired Coastal fuels assets; we may not be able to recover any losses arising from this acquisition.

        In February 2003, we acquired the Coastal Fuels assets. This acquisition was significant in relation to the size and scope of our existing terminaling operations. We also have had no prior experience in tug and barge operations. If we do not successfully integrate the Coastal Fuels assets and our other acquisitions, or if there is any significant delay in achieving such integration, our business and financial condition could be adversely affected.

        Furthermore, pursuant to the terms of the purchase, certain of El Paso's subsidiaries, including El Paso CGP Company, formerly The Coastal Corporation, made representations and warranties to us on which we relied when completing the purchase, agreed to indemnify us for certain losses under the purchase agreement, and entered into certain long-term contracts with us for storage of petroleum products and other services. El Paso Corporation also guaranteed certain of the obligations of its subsidiaries to us. If El Paso Corporation and El Paso CGP Company are unable to satisfy their obligations under the purchase agreement and related contracts or file for bankruptcy, we could suffer financial losses, incur expenses or lose revenues.

Our operations are subject to governmental laws and regulations relating to the protection of the environment that may expose us to significant costs and liabilities.

        The risk of substantial environmental costs and liabilities is inherent in pipeline, transport and terminal operations and we may incur substantial environmental costs and liabilities. Our operations and activities are subject to significant federal, state and local laws and regulations relating to the protection of the environment. These include, for example, the Federal Clean Air Act and analogous state laws, which impose obligations related to air emissions and the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters. In addition, our operations are also subject to the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, the Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws in connection with the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities including the U.S. Environmental Protection Agency, or the EPA, have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties located near our terminal facilities or through which our pipeline systems pass, also may have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. Please see "Business—Environmental Matters" included in our Annual Report on Form 10-K, as amended, for the year ended June 30, 2003, for a more detailed discussion of the environmental regulations to which we are subject.

        In addition, the possibility exists that new, stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs because of stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

        We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store refined petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminal operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

Federal Energy Regulatory Commission and Department of Transportation regulations may change important aspects of our industry and could reduce our ability to compete and impose significant costs on us or affect our ability to ship product in the quantities we need, which could adversely affect our revenues.

        The Federal Energy Regulatory Commission, or FERC, regulates the tariff rates for interstate common carrier operations. Tariff rates are subject to periodic changes and the FERC may approve higher tariff rates for transport of product on the principal pipelines we utilize. The FERC also may change the manner in which tariffs apply, such as changing from tariffs based on shipping history to tariffs based on competitive bidding or some other methodology. Substantial increases or changes in the tariff rates on the principal pipelines we utilize could adversely affect our ability to ship the quantities of product we need or to ship product at economical rates. As a result, we could lose sales or suffer higher transportation expenses, which could adversely affect our results of operations.

        In addition, refined petroleum product pipeline operations are subject to regulation by the Department of Transportation. These regulations require, among other things, that pipeline operators engage in a regular program of pipeline integrity testing to assess, evaluate, repair and validate the integrity of their pipelines, which could result in service interruptions or significant and unexpected expenditures either with respect to pipelines we own or on pipelines owned by others that we use. We may have to bear those interruptions and expenses through the prices we pay to transport product, and the prices we charge when selling product that we purchase and market. The resulting price increases might not be entirely recoverable from our customers or could lower demand for product. We transport a large amount of product on common carrier pipelines that we do not own, and spurs of those pipelines supply our terminals. If the Department of Transportation determines that a spur of a common carrier pipeline that supplies our terminals requires repair to maintain its integrity, the owner of the pipeline may decide to abandon the spur to our terminal instead of completing the repair work, or could require us to pay for the repair work, either of which would adversely affect our operations at that terminal or force us to close the terminal.

We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could adversely affect us.

        The workplaces associated with the processing and storage facilities and the pipelines we operate are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to our employees, state and local government authorities, and local residents. Failure to comply with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances, could adversely affect our results of operations if we are subjected to fines or significant additional compliance costs.

The loss of any of our key executive officers could harm our business.

        Our future success depends largely on the efforts of our executive management team. The loss of any members of our executive management team could have a material adverse effect on our business. If we experience vacancies in any of these key roles, it could have a material adverse impact on our ability to properly conduct our business operations and pursue our growth initiatives and, as a result, could have a material adverse impact on our overall business, financial condition and results of operations. We do not carry key-man insurance on the life of any of our executive officers. We also do not have employment agreements with our executive officers. See "Management" included in our Annual Report on Form 10-K, as amended, for the year ended June 30, 2003, for a description of the change of control agreements we have with our executive officers.

RISKS RELATED TO THE EXCHANGE NOTES AND OUR STRUCTURE

The exchange notes and the guarantees are subordinated obligations.

        The exchange notes are subordinate in right of payment to all of our current and future senior indebtedness. Senior indebtedness includes indebtedness under our bank credit facilities and all of our other indebtedness that is not expressly made subordinate to, or equal in right of payment to, the exchange notes. The full and unconditional, joint and several guarantees will be subordinated to all of the guarantors' existing and future senior debt. Subject to certain limitations in the indenture, we may incur additional indebtedness in the future, including senior indebtedness. By reason of the subordination of the exchange notes, in the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business or upon default in payment with respect to any of our senior indebtedness, or an event of default with respect to such indebtedness resulting in the acceleration thereof, our assets will be available to pay the amounts due on the exchange notes only after all of our senior indebtedness has been paid in full. In these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive proportionately less than the holders of senior debt. Furthermore, under certain circumstances, no cash payments with respect to the notes may be made for a period of up to 180 days (during each period of 360 days) if a non-payment default exists with respect to designated senior debt. At December 31, 2003, we and our guarantor subsidiaries had $225.2 million of senior debt outstanding on a consolidated basis.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

        Upon the occurrence of a "Change of Control," as defined in the indenture, you will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest and additional interest, if any, to the date of purchase. We may not have the funds available to make the offer to purchase your notes upon a Change of Control. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under the notes.

Our indebtedness could adversely restrict our ability to operate, affect our financial condition and prevent us from fulfilling our obligations under our debt securities.

        We have a significant amount of indebtedness outstanding and the ability to incur substantially more indebtedness. As of December 31, 2003, our total debt was $425.2 million.

        In addition, our Series B Preferred Stock is subject to mandatory redemption between June 30 and December 31, 2007. As of December 31, 2003, 72,890 shares of Series B Preferred Stock, having an aggregate redemption value of $72.9 million, were outstanding. When redeemed, we can pay the redemption price of the Series B Preferred in cash, or subject to certain conditions, in common stock, or a combination of cash and common stock, at our option. To the extent that we redeem the Series B Preferred in cash, it could affect our ability to repay the notes.

        We and certain of our subsidiaries must comply with various affirmative and negative covenants contained in the documents related to the notes and our senior credit facility. Among other things, these covenants limit the ability of us and those subsidiaries to:

  •
  incur additional indebtedness or liens;

  •
  make payments in respect of or redeem or acquire any debt or equity issued by us;

  •
  sell assets;

  •
  make certain loans or investments;

  •
  acquire or be acquired by other companies;

  •
  enter into transactions with affiliates; and

  •
  amend some of our contracts.

        In addition, our senior credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests and may require us to take action to reduce our debt or take some other action to comply with them.

        The restrictions under our indebtedness may prevent us from engaging in certain transactions that might otherwise be considered beneficial to us and could have other important consequences to you. For example, they could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions, construction or development activities, or to otherwise fully realize the value of our assets and opportunities because of the need to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness or to comply with any restrictive terms of our indebtedness;

  •
  limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate; and

  •
  place us at a competitive disadvantage as compared to our competitors that have less debt.

        We may incur additional indebtedness (public or private) in the future, either under our existing senior credit facility, by issuing debt securities, under our new working capital credit facility or other new credit agreements, under capital leases or a combination of any of these. If we incur additional indebtedness in the future, it would be under our new working capital credit facility or under arrangements which may have terms and conditions at least as restrictive as those contained in our existing senior credit facility. Failure to comply with the terms and conditions of any existing or future indebtedness would constitute an event of default. If an event of default occurs, the lenders will have the right to accelerate the maturity of such indebtedness and foreclose upon the collateral, if any, securing that indebtedness. Any such an event could limit our ability to fulfill our obligations under the notes.

        Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under credit facilities in amounts sufficient to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity, and such refinancing may be costly under the terms of the notes. We may not be able to refinance any of our debt, including any credit facilities or the notes, on commercially reasonable terms or at all.

The guarantees may be voided under specific legal circumstances.

        The notes will be guaranteed on a full and unconditional, joint and several basis by all of our subsidiaries, other than our minor subsidiaries that are inactive and have no assets or operations. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of the guarantor's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any guarantor issued a guarantee of the notes, the guarantor:

  •
  incurred the guarantee of the notes with the intent of hindering, delaying or defrauding current or future creditors;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied; or

  •
  received less than reasonably equivalent value or fair consideration for incurring the guarantee of the notes, and such guarantor (a) was insolvent or was rendered insolvent by reason of issuing the guarantee, (b) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital, or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, then such a court could void the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at any time it incurred the debt or issued the guarantee, either:

  •
  the sum of its debts (including contingent liabilities) was greater than its assets, at fair valuation; or

  •
  the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

        If the guarantees of the notes were challenged, a court may use a different standard to determine whether any of our guarantors was solvent at the relevant time. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for the benefit of TransMontaigne and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. If a guarantor were also found to be insolvent, a court could thus void the obligations under the guarantee, subordinate the guarantee to the applicable guarantor's other debt or take other action detrimental to the holders of the notes. If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be a creditor of TransMontaigne or any guarantor whose obligation was not set aside or found to be unenforceable.

Our ability to repay the notes and our other debt depends on cash flow from our subsidiaries.

        We are a holding company whose only material assets are our ownership interests in our subsidiaries. Consequently, we depend on distributions or other inter-company transfers of funds from our subsidiaries to meet our debt service and other obligations, including with respect to the notes.

There may be no active trading market for the exchange notes to be issued in the exchange offer.

        The exchange notes are a new issue of securities for which there is not an established market. We cannot assure you with respect to:

  •
  the liquidity of any market for the exchange notes that may develop,

  •
  your ability to sell exchange notes, or

  •
  the price at which you will be able to sell the exchange notes.

        If a public market were to exist, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the exchange notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the exchange notes is currently anticipated.

Broker-dealers or holders of the notes may become subject to the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that:

  •
  exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

  •
  resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery provisions of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

        In addition to broker-dealers, any holder of old notes that exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery provisions of the Securities Act in connection with any resale transaction by that holder.

MARKET AND INDUSTRY DATA

        Market and industry data and other statistical information used throughout this prospectus are based on independent industry publications by market research firms or other published independent sources. Some data also are based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources.

        Comdata®, Comchek®, MasterCard® and other registered trademarks referred to herein are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains the following forward-looking statements:

i.
certain statements, including possible or assumed future results of operations, in "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

ii.
any statements contained herein or therein regarding the prospects for our business or any of our services;

iii.
any statements preceded by, followed by or that include the words "may," "seeks," "believes," "expects," "anticipates," "intends," "continues," "estimates," "plans," "targets," "attempts," "is scheduled," "predicts" or similar expressions; and

iv.
other statements contained herein or therein regarding matters that are not historical facts.

        Our business and results of operations are subject to risks and uncertainties, many of which are beyond our ability to control or predict. Because of these risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements, and investors are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

        The following risk factors, described in "Risk Factors," are important factors that could cause actual results to differ materially from our expectations and may affect our ability to pay timely amounts due under the notes or that may affect the value of the notes, include, but are not limited to:

  •
  volumes of refined petroleum products shipped in our pipelines and throughput or stored in our terminal facilities;

  •
  the availability of adequate supplies of and demand for petroleum products in the areas in which we operate;

  •
  continued creditworthiness of, and performance by, contract counterparties;

  •
  the effects of competition;

  •
  our ability to renew customer contracts;

  •
  operational hazards;

  •
  availability and cost of insurance on our assets and operations;

  •
  the success of our risk management activities;

  •
  the effect of changes in commodity prices on our liquidity;

  •
  the impact of any failure of our information technology systems;

  •
  the impact of petroleum product price fluctuations;

  •
  the availability of acquisition opportunities;

  •
  successful integration and future performance of acquired assets;

  •
  the threat of terrorist attacks or war;

  •
  the impact of current and future laws and governmental regulations;

  •
  liability for environmental claims; and

  •
  the impact of the departure of any key officers.

        In addition, other factors such as the following also could cause actual results to differ materially from our expectations:

  •
  general economic, market or business conditions; and

  •
  force majeure and acts of God.

        We do not intend to update these forward-looking statements except as required by law.

THE EXCHANGE OFFER

Purpose and Effect

        Concurrently with the sale of the old notes on May 30, 2003, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that, in order to avoid paying additional interest equal to one-quarter of one percent per annum on the outstanding principal amount of the old notes, we must cause the registration statement to be declared effective by October 27, 2003 and must consummate the exchange offer no later than December 26, 2003.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. This summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

        In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

  •
  the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

  •
  the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  •
  the holder is not an "affiliate" of ours, as defined under Rule 405 under the Securities Act.

        Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the staff of the SEC set forth in no-action letters of Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  is our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

  •
  acquired the exchange notes other than in the ordinary course of the holder's business; or

  •
  the holder has an arrangement with any person to engage in the distribution of the exchange notes.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, April 15, 2004 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

        The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

        This prospectus, together with the letter of transmittal, is being sent to the registered holders and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the Delaware General Corporation Law or the indenture.

        We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on April 15, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. We refer to this date, as it may be extended, as the expiration date. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

  •
  to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

  •
  to amend the terms of the exchange offer in any manner; provided that if we amend the terms of the exchange offer or waive a material condition, we generally will be required to extend the offering period for five business days from the date the notice of such amendment is first published or sent to note holders; and provided further, that if we amend the percentage of old notes sought or the consideration offered, the exchange offer shall remain open for at least ten business days from the date the notice of such amendment is first published or sent to the note holders.

        In the event that we make a material change to the terms of the exchange offer, we will file and disseminate to note holders a supplement to this prospectus. In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering

        Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

  •
  certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

  •
  a timely confirmation of a book-entry transfer, or a Book-Entry Confirmation, of the old notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 unless old notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our reasonable discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the right to waive, from time to time, defects, irregularities or procedural conditions of tender as to particular old notes. If we waive any material, substantitive conditions with respect to the exchange of any particular old notes, such waiver will be effective for all holders of old notes that have been validly tendered and have not been validly withdrawn prior to the expiration of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our reasonable discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be representing to us that, among other things:

  •
  the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

  •
  you are not engaging in and do not intend to engage in a distribution of the exchange notes;

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

  •
  you are not our "affiliate," as defined under Rule 405 of the Securities Act.

        In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to The Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry Transfer Facility, in each case, promptly after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Consequences of Failure to Tender Old Notes

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

        Old notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

        Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

        If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of old notes to be effective, a written or, for The Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such old notes are to be registered, if different from that of the person having deposited the old notes to be withdrawn.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine in our reasonable discretion that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion subject to the following. We may assert or waive any deficiencies in the documentation, or other administrative requirements of tender, with respect to particular old notes after the expiration of the offer. The substantive conditions set forth above under "—Procedures for Tendering," must be satisfied or waived by us prior to the expiration of the exchange offer. If we waive any material, substantitive conditions with respect to the exchange of any particular old notes, such waiver will be effective for all holders of old notes that have been validly tendered and have not been validly withdrawn prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail: Wells Fargo Bank, NA MAC# N9303-120 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	By Regular Mail or Overnight Courier: Wells Fargo Bank, NA MAC# N9303-121 Corporate Trust Operations 6th & Marquette Avenue Minneapolis, MN 55479
In Person by Hand Only: Wells Fargo Bank, NA 608 Second Avenue South Corporate Trust Operations, 12th Floor Minneapolis, MN 55402	By Facsimile: (Eligible Institutions Only) Wells Fargo Bank, NA (612) 667-4927 For Information or Confirmation by Telephone: (800) 344-5128

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes. The outstanding old notes surrendered in exchange for the exchange notes will be retired and marked as cancelled and cannot be reissued. The net proceeds from the offering of the old notes of approximately $192.5 million were used to repay the senior secured term loan.

CAPITALIZATION

        This table sets forth our consolidated capitalization at December 31, 2003:

        You should read the table together with our financial statements and other information incorporated by reference in this prospectus.

As of December 31, 2003
(dollars in thousands)
Commodity margin loan	$9,696
Debt(1):
Working Capital Credit Facility(2)	215,500
9 1/8% Senior Subordinated Notes due 2010(2)	200,000

Total debt	425,196

Series B Redeemable Convertible Preferred Stock ($0.01 par value; 100,000 shares authorized; 72,890 shares issued and outstanding)	78,524

Common stockholders' equity:
Common stock ($0.01 par value; 80,000,000 shares authorized; 41,100,961 shares issued and outstanding)	411
Capital in excess of par value	251,839
Deferred stock-based compensation	(5,561)
Accumulated deficit	(35,883)

Total common stockholders' equity	210,806

Total capitalization	$714,526

(1)
Please read "Description of other indebtedness" in this prospectus for additional information regarding our existing indebtedness.

(2)
The initial purchasers' discount and other expenses of the offering of the old notes was approximately $7.5 million and was paid out of cash.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data for each of the years in the five-year period ended June 30, 2003 has been derived from our consolidated financial statements. You should not expect the results for any prior periods to be indicative of the results that may be achieved in future periods. You should read the following information together with our historical consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus.

        The pro forma financial data for the year ended June 30, 2003, has been prepared to give pro forma effect to the Coastal Fuels assets acquisition as if it had occurred on July 1, 2002, as adjusted to reflect pro forma interest expense assuming the net proceeds from the offering of the old notes were used to repay our senior secured term loan. The pro forma financial data is for informational purposes only and should not be considered indicative of the actual results that would have been achieved had the transaction actually been consummated on the date indicated. The pro forma results are not necessarily indicative of results to be expected in future periods.

		Historical
	Pro Forma As Adjusted
		Years Ended June 30,
	Year Ended June 30, 2003
		2003(4)	2002	2001	2000	1999
	(dollars in thousands)
Statement of Operations Data:
Supply, distribution and marketing:
Revenues	$8,647,758	$8,241,001	$6,001,170	$5,182,492	$5,014,752	$2,935,550
Less costs of products sold and other direct costs and expenses	(8,585,124)	(8,190,918)	(5,932,423)	(5,136,174)	(4,995,899)	(2,914,272)

Net operating margin(1)	62,634	50,083	68,747	46,318	18,853	21,278

Terminals, pipelines, and tugs and barges:
Revenues	110,797	82,988	63,386	79,707	78,522	56,374
Direct operating costs and expenses	(55,080)	(35,196)	(27,668)	(33,817)	(34,268)	(24,678)

Net operating margin(1)	55,717	47,792	35,718	45,890	44,254	31,696

Natural gas services:
Revenues	—	—	—	—	18,249	55,137
Direct operating costs and expenses	—	—	—	—	(7,759)	(43,167)

Net operating margin(1)	—	—	—	—	10,490	11,970

Total net operating margins(1)	$118,351	$97,875	$104,465	$92,208	$73,597	$64,944

Total net operating margins(1)	$118,351	$97,875	$104,465	$92,208	$73,597	$64,944
Costs and expenses:
Selling, general and administrative	(41,901)	(40,491)	(35,211)	(34,072)	(41,680)	(17,990)
Depreciation and amortization	(23,739)	(19,371)	(16,556)	(19,510)	(22,344)	(16,775)
Lower of cost or market write-downs on product linefill and tank bottom volumes	(633)	(633)	(12,963)	(18,318)	—	—
Corporate relocation and transition	(1,449)	(1,449)	(6,316)	—	—	—
Impairment of long-lived assets	—	—	—	—	(50,136)	—

Operating income (loss)	50,629	35,931	33,419	20,308	(40,563)	30,179
Interest expense, net	(26,457)	(14,419)	(11,837)	(15,215)	(25,121)	(23,575)
Other expense	(5,081)	(4,902)	(7,546)	(9,235)	(5,350)	(3,210)
Gain (loss) on disposition of assets, net	—	—	(13)	22,146	13,930	—

Earnings (loss) before income taxes	19,091	16,610	14,023	18,004	(57,104)	3,394
Income (taxes) benefit	(9,626)	(8,510)	(5,465)	(6,666)	19,167	(1,455)

Earnings (loss) before cumulative effect of a change in accounting principle	9,465	8,100	8,558	11,338	(37,937)	1,939
Cumulative effect adjustment, net of tax benefit	(1,297)	(1,297)	—	—	—	—

Net earnings (loss)	8,168	6,803	8,558	11,338	(37,937)	1,939
Preferred stock dividends, net	(3,984)	(3,984)	(11,351)	(8,963)	(8,506)	(2,274)

Net earnings (loss) attributable to common stockholders	$4,184	$2,819	$(2,793)	$2,375	$(46,443)	$(335)

Earnings (loss) per common share:
Basic	0.11	.07	(.09)	.08	(1.52)	(.01)
Diluted	0.11	.07	(.09)	.08	(1.52)	(.01)
Other Financial Data:
Net cash provided (used) by operating activities	—	$33,323	$(101,512)	$51,936	$267,526	$(68,861)
Net cash provided (used) by investing activities	—	$(170,625)	$102,778	$(18,969)	$77,902	$(467,040)
Net cash provided (used) by financing activities	—	$134,419	$3,811	$(61,130)	$(305,417)	$522,613
Total debt to total capital	—	57.0%	39.0%	30.5%	38.4%	57.0%
Ratio of earnings to fixed charges(2)	1.6	x	1.8	x	1.6	x	1.6	x	—	1.1	x
Balance Sheet Data:
Cash and cash equivalents	—	$27,969	$30,852	$25,775	$53,938	$13,927
Working capital(3)	—	$63,946	$168,092	$31,934	$134,807	$356,602
Total assets	—	$986,069	$735,328	$712,365	$834,572	$1,106,009
Total debt	—	$379,534	$198,312	$150,000	$206,995	$497,672
Total preferred stock	—	$79,329	$105,360	$174,825	$170,115	$170,115
Total common stockholders' equity	—	$210,269	$205,350	$167,550	$161,983	$205,936

(1)
Net operating margins represents revenues, less direct operating costs and expenses.

(2)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of earnings before income taxes plus fixed charges. "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of deferred financing costs, and that portion of rental expense on operating leases deemed to be the equivalent of interest. We reported a loss for the year ended June 30, 2000 and the earnings for such period were insufficient to cover fixed charges by approximately $57.1 million.

(3)
Working capital is defined as current assets less current liabilities.

(4)
The consolidated financial statements include the results of operations of the Coastal Fuels assets from the closing date of the transaction (February 28, 2003).

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of the material terms of our working capital credit facility. We urge you to read this agreement that is included as an exhibit to the Registration Statement of which this prospectus forms a part because it, and not this summary, defines our rights and obligations.

Working capital credit facility

        TransMontaigne entered into a credit agreement with UBS AG, Stamford Branch, an affiliate of UBS Warburg on February 28, 2003. On May 30, 2003, TransMontaigne repaid the outstanding principal amount of the Term Loan under this credit agreement with the proceeds of the issuance of the old notes, together with other available cash. The working capital credit facility of the credit agreement remained in place. On June 25, 2003, in connection with the syndication of the working capital credit facility, TransMontaigne entered into a first amended and restated working capital credit facility with a maximum line of credit equal to the lesser of (i) $275 million or (ii) the borrowing base. The amended and restated working capital credit facility does not provide for a term loan or for scheduled amortization of the working capital credit facility. The amended and restated revolving working capital credit facility matures on February 28, 2006.

        Borrowings under the working capital credit facility bear interest, at TransMontaigne's option, at either the base rate or LIBOR plus, in each case, an applicable margin. The applicable margin for loans under our working capital credit facility varies depending on whether the applicable loan is a base rate loan or a LIBOR loan and is also subject to adjustment based upon the consolidated total leverage ratio of TransMontaigne. The applicable margin for loans under our working capital credit facility is initially 0.75% for base rate loans or 2.75% for LIBOR loans. The base rate is a fluctuating interest rate equal to the higher of (a) the prime commercial lending rate of UBS AG or (b) the Federal Funds Rate published by the Federal Reserve Bank of New York plus 0.5%. TransMontaigne must also pay customary administration fees, expenses and commitment fees on the unused portion of the revolving working capital credit facility and provide indemnities for liabilities arising in particular circumstances.

        TransMontaigne may prepay borrowings under the working capital credit facility in whole or in part, in minimum amounts and subject to other conditions set forth in the credit agreement. TransMontaigne is required to prepay the working capital credit facility with the net cash proceeds of certain asset sales and casualty loss recoveries.

        TransMontaigne's obligations under the working capital credit facility are fully and unconditionally guaranteed on a joint and several basis by our subsidiaries other than our minor subsidiaries that are inactive and have no assets or operations. Such obligations are also secured by a security interest in our cash, securities, accounts receivable, inventories and other current assets.

        The working capital credit facility contains affirmative and negative covenants (including limitations on indebtedness, limitations on dividends and other distributions, limitations on certain intercompany transactions, limitations on mergers, consolidation and the disposition of assets, limitations on investments and acquisitions and limitations on liens) as well as customary representations and warranties and events of default. It also contains certain financial covenants that are tested on a quarterly basis including a minimum fixed charge coverage ratio of 150%, a maximum funded senior debt leverage ratio of 4.5 times the last twelve months' EBITDA (as defined in the credit agreement), a minimum current ratio of 120% and a minimum consolidated tangible net worth test. In addition, we may not make aggregate expenditures in excess of $80.0 million with respect to general corporate purposes over the term of the agreement (however, such amount shall be increased by certain cash flow amounts generated after February 28, 2003).

        At December 31, 2003, we had borrowings of $215.5 million outstanding and letters of credit of $22.3 million outstanding under the working capital credit facility. We also had the ability to borrow an additional $37.2 million under the working capital credit facility based on the borrowing base computation at December 31, 2003.

DESCRIPTION OF THE EXCHANGE NOTES

        As used below in this "Description of the Exchange Notes" section, TransMontaigne means TransMontaigne Inc., a Delaware corporation, and its successors, but not any of its subsidiaries. For purposes of this summary, the term Notes refers to both the old notes and the exchange notes. TransMontaigne issued the old notes and will issue the exchange notes described in this prospectus under an indenture, dated as of May 30, 2003, among Wells Fargo Bank, National Association, as trustee, TransMontaigne and the Guarantors, meaning each Restricted Subsidiary of TransMontaigne on May 30, 2003, and each other person that is required to become a Guarantor by the terms of the indenture after May 30, 2003, in each case, until such Person is released from its Note Guarantee. The terms of the Notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The Notes are subject to all such terms, and holders of Notes are referred to the indenture and the Trust Indenture Act for a statement thereof. You may obtain a copy of the indenture from TransMontaigne at its address set forth elsewhere in this prospectus.

        The following description is a summary of the material terms and provisions of the Notes and the Indenture. We have made revisions to this "Description of the Exchange Notes" section from the text of the corresponding description in the confidential offering memorandum used in conjunction with the original sale of the old notes. The changes to the description of the exchange notes are intended to make it clearer and more concise and do not represent any change to the terms of the Notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes. You can find definitions of certain terms used in this description under the heading "—Certain definitions."

Brief description of the exchange notes

        The exchange notes will be:

  •
  our unsecured, senior subordinated obligations; ranked junior in right of payment with all of our existing and future Senior Debt and existing and future Senior Debt of our subsidiaries that are Guarantors;

  •
  ranked equal in right of payment, or pari passu, with all of our existing and future senior subordinated Indebtedness;

  •
  ranked senior in right of payment to all of our existing and future Subordinated Indebtedness, meaning Indebtedness of TransMontaigne or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Note Guarantees, respectively; and

  •
  jointly and severally, fully and unconditionally guaranteed by certain of our subsidiaries.

        The term subsidiaries, as used in this Description of the exchange notes, does not include Unrestricted Subsidiaries. As of May 30, 2003, only our minor subsidiaries will be Unrestricted Subsidiaries. Under the circumstances described under "—Limitation on designation of unrestricted subsidiaries," however, we will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

Principal, maturity and interest

        An aggregate principal amount of Notes equal to $200.0 million is being issued in this offering. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000. TransMontaigne may issue additional Notes in an unlimited principal amount having identical terms and conditions to the Notes being issued in this offering, subject to compliance with the covenant described under "—Certain covenants—Limitations on additional indebtedness." Any Additional Notes will be part of the same issue as the Notes being issued in this offering and will be treated as a single class with the Notes being issued in this offering for all purposes under the indenture, including voting, waivers, amendments, redemption and offers to purchase. For purposes of this "Description of the notes," except for the covenant described under "—Certain covenants—Limitations on additional indebtedness," references to the Notes include Additional Notes, if any.

        The Notes will mature on June 1, 2010. The Notes will bear interest, which means interest and Additional Interest, if any, on the Notes, at the rate shown on the cover page of this prospectus, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2003, to the registered holder, from time to time, of the Notes, of record at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. During any period which an Event of Default shall have occurred and be continuing, default interest on the Notes will accrue at a rate of 1% per annum in excess of the rate of interest otherwise accruing on the Notes. Additional Interest, having the meaning set forth in the Registration Rights Agreement, may also accrue on the Notes in certain circumstances under the Registration Right Agreement.

Methods of receiving payments on the notes

        If a registered holder has given wire transfer instructions to TransMontaigne at least ten business days, which means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close, prior to the applicable payment date, TransMontaigne will make all payments on such holder's Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent and registrar for the Notes within the City and State of New York unless TransMontaigne elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Subordination of notes

        The payment by TransMontaigne of all Obligations, meaning any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness, on or relating to the Notes will be subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt of TransMontaigne, including all Obligations with respect to the Credit Agreement, whether outstanding on May 30, 2003 or incurred after that date. This effectively means that holders of Senior Debt of TransMontaigne must be paid in full in cash before any amounts are to be paid by TransMontaigne to the holders of the Notes in the event that TransMontaigne becomes bankrupt or is liquidated and that holders of the Senior Debt of TransMontaigne can block payments to the holders of the Notes (i) in the event of a payment default by us on such Senior Debt or (ii) in the event of certain defaults by us on Designated Senior Debt as more fully described below.

        As of December 31, 2003, TransMontaigne had approximately $225.2 million aggregate principal amount of Senior Debt and $47.5 million of undrawn borrowings available under our Senior Debt agreements.

        The holders of Senior Debt or Guarantor Senior Debt of a Guarantor, as the case may be, will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt or such Guarantor Senior Debt, as the case may be, before the holders of Notes will be entitled to receive any payment or distribution of any kind or character from TransMontaigne or such Guarantor, as the case may be, with respect to any Obligations on or relating to the Notes or the

Note Guarantee of such Guarantor, as the case may be (other than Permitted Junior Securities) in the event of any distribution to creditors of TransMontaigne or such Guarantor, as the case may be:

  •
  in a total or partial liquidation, dissolution or winding up of TransMontaigne or such Guarantor, as the case may be;

  •
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to TransMontaigne or its assets or such Guarantor or its assets, as the case may be;

  •
  in an assignment for the benefit of creditors by TransMontaigne or such Guarantor, as the case may be; or

  •
  in any marshalling of TransMontaigne's assets and liabilities or the assets and liabilities of such Guarantor, as the case may be.

        In addition, TransMontaigne may not make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities), if:

  •
  a payment default on any Senior Debt occurs and is continuing; or

  •
  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default, otherwise called a Payment Blockage Notice, from the Representative of any Designated Senior Debt.

        Payments by TransMontaigne on and distributions with respect to any Obligations on or with respect to the Notes may and shall be resumed:

  •
  in the case of a payment default, upon the date on which all payment defaults are cured or waived; and

  •
  in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived or otherwise cease to exist, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated and such acceleration has not been rescinded or annulled.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

        Notwithstanding anything to the contrary, payments and distributions made from the trust established pursuant to the provisions described under "—Legal defeasance and covenant defeasance" will be permitted and will not be subordinated so long as the payments into the trust were made in accordance with the requirements described under "—Legal defeasance and covenant defeasance" and did not violate the subordination provisions when they were made.

        TransMontaigne must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default (as defined under "—Events of default").

        As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of TransMontaigne, holders of the Notes may recover proportionately less than creditors of TransMontaigne who are holders of Senior Debt. See "Risk factors—Risks associated with the offering—Your right to receive payment on the notes and guarantees is subordinated to our and the guarantors' senior debt."

Subordination of guarantees

        Each Note Guarantee will be subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt.

Note guarantees

        TransMontaigne's obligations under the Notes and the indenture will be jointly and severally, fully and unconditionally guaranteed, referred to as the Note Guarantees, by each present and future Restricted Subsidiary of TransMontaigne (other than Foreign Subsidiaries).

        Since TransMontaigne holds all of its assets and conducts all of its operations through subsidiaries and since the subsidiaries that will not be Guarantors are a minor component of the consolidated company, no separate financial statements or information have been included for the Guarantors. Any Unrestricted Subsidiaries will not be Guarantors and Foreign Subsidiaries formed or acquired after May 30, 2003, the date on which the Notes are originally issued, will not be required to be Guarantors. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiaries, those non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to TransMontaigne.

        As of the date of the indenture, all of our subsidiaries other than minor subsidiaries will be "Restricted Subsidiaries" and "Guarantors". Our minor subsidiaries will be Unrestricted Subsidiaries. However, under the circumstances described below under the subheading "—Certain covenants—Designation of unrestricted subsidiaries," TransMontaigne will be permitted to designate some of our subsidiaries as "Unrestricted Subsidiaries." The effect of designating a subsidiary as an "Unrestricted Subsidiary" will be:

  •
  an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the indenture;

  •
  a subsidiary that has previously been a Guarantor and that is designated an Unrestricted subsidiary will be released from its Note Guarantee; and

  •
  the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of TransMontaigne for purposes of calculating compliance with the restrictive covenants contained in the indenture except to the extent of the amount of dividends or distributions actually paid to TransMontaigne or any of the Restricted Subsidiaries in cash by such Unrestricted Subsidiary.

        The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited to the maximum amount that will, after giving effect:

    (i)
    to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, any guarantees under the Credit Agreement permitted under clause (1) of "—Certain covenants—Limitations on additional indebtedness") and

    (ii)
    to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment under its Note Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on adjusted net assets of each Subsidiary Guarantor.

        In the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Subsidiary Guarantor then held by TransMontaigne and the Restricted Subsidiaries, then that Subsidiary Guarantor will be released and relieved of any obligations under its Note Guarantee; provided that the Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture, to the extent required thereby. See "—Certain covenants—Limitations on asset sales." In addition, the indenture will provide that any Subsidiary Guarantor that is designated as an Unrestricted Subsidiary or that otherwise ceases to be a Subsidiary Guarantor, in each case in accordance with the provisions of the indenture, will be released from its Note Guarantee upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, as the case may be.

Holding company structure

        TransMontaigne is a holding company for its subsidiaries, with no material operations of its own and only limited assets. Accordingly, TransMontaigne is dependent upon the distribution of the earnings of its subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock, meaning, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after May 30, 2003, interest of any such subsidiaries that are not Guarantors. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from TransMontaigne and its subsidiaries to satisfy the claims of the holders of Notes. See "Risk factors—Risks related to the notes and our structure—Our ability to repay the notes and our other debt depends on cash flow from our subsidiaries."

Optional redemption

        At any time prior to June 1, 2007, TransMontaigne, at its option, may redeem the Notes at a redemption price equal to the sum of:

  •
  the principal amount thereof (which includes premium on the Notes, if any), plus

  •
  accrued and unpaid interest, if any, to the redemption date, plus

  •
  the Applicable Premium at the redemption date.

        At any time on or after June 1, 2007, TransMontaigne, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning June 1 of the years indicated:

Year	Optional Redemption Price
2007	104.563%
2008	102.281%
2009 and thereafter	100.000%

Redemption with proceeds from equity offerings

        At any time on or prior to June 1, 2006, TransMontaigne may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Qualified Equity Offerings, meaning the issuance and sale of Qualified Equity Interests of TransMontaigne to any Person other than a subsidiary of TransMontaigne at a redemption price equal to 109.125% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that (1) at least 65% of the aggregate principal amount of Notes issued under the indenture remains outstanding immediately after the occurrence of such redemption and (2) the redemption occurs within 90 days of the date of the closing of any such Qualified Equity Offering.

Mandatory redemption

        The Notes will not have the benefit of any sinking fund and neither TransMontaigne nor the Guarantors will be required to make any mandatory redemption payments with respect to the Notes.

Selection and notice of redemption

        In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described in the second paragraph under "—Optional redemption—Redemption with proceeds from equity offerings," selection of the Notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption unless TransMontaigne defaults in the payment thereof.

Change of control

        Upon the occurrence of any Change of Control, unless TransMontaigne has mailed a notice of redemption to all holders of the Notes and has irrevocably deposited with the trustee all monies necessary to effect such redemption, each holder will have the right to require that TransMontaigne purchase that holder's Notes for a cash price, or the Change of Control Purchase Price, equal to 101% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

        Within 30 days following any Change of Control, unless TransMontaigne has exercised its right to redeem the Notes as described under "Optional Redemption," TransMontaigne will mail, or caused to be mailed, to the holders a notice:

  (1)
  describing the transaction or transactions that constitute the Change of Control;

  (2)
  offering to purchase, pursuant to the procedures required by the indenture and described in the notice, or a Change of Control Offer, on a date specified in the notice (which shall be a business day not earlier than 30 days nor later than 60 days from the date the notice is mailed), or the Change of Control Payment Date, and for the Change of Control Purchase Price, all Notes properly tendered by such holder pursuant to such Change of Control Offer; and

  (3)
  describing the procedures that holders must follow to accept the Change of Control Offer. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

        TransMontaigne will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, accrued but unpaid interest, if any, will be paid to the Person, meaning any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or policical subdivision thereof or other entity of any kind, in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders of Notes who tender pursuant to the Change of Control Offer.

        The agreements governing our outstanding Senior Debt currently prohibit us from purchasing any Notes, and also provide that some change of control events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which TransMontaigne becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when TransMontaigne is prohibited from purchasing Notes, TransMontaigne could seek the consent of our senior lenders to the purchase of Notes or could attempt to refinance, meaning to refinance, repay, prepay, replace, renew or refund, the borrowings that contain the prohibition. If TransMontaigne does not obtain a consent or repay the borrowings, TransMontaigne will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of Notes.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that TransMontaigne purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        TransMontaigne's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by TransMontaigne and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        With respect to any disposition of assets, the phrase "all or substantially all" as used in the indenture (including as set forth under "—Certain covenants—Limitations on mergers, consolidations, etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of TransMontaigne, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require TransMontaigne to purchase Notes.

        The Change of Control Offer feature of the Notes may make it more difficult or discourage a takeover of TransMontaigne, and thus the removal of incumbent management.

        TransMontaigne will comply with applicable tender offer rules, including the requirements of Rule 14e-l under the Exchange Act, or the U.S. Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the

"Change of Control" provisions of the indenture, TransMontaigne shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture by virtue of this compliance.

        TransMontaigne may at any time and from time to time acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of any covenant in the indenture including those described in "—Certain Covenants."

Certain covenants

        The indenture contains, among others, the following covenants:

Limitations on additional indebtedness

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that TransMontaigne or any Guarantor may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.25 to 1.00, referred to as the Coverage Ratio Exception.

        Notwithstanding the above, each of the following shall be permitted, and referred to as the Permitted Indebtedness:

  (1)
  Indebtedness of TransMontaigne and any Guarantor under the Credit Agreement in an aggregate amount at any time outstanding not to exceed the greater of (x) $250.0 million reduced by the aggregate amount of Net Available Proceeds applied to repayments under the Credit Agreement in accordance with the covenant described under "—Limitations on asset sales" that result in a permanent reduction in commitments thereunder and (y) the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  the Notes issued on May 30, 2003 and the Note Guarantees;

  (3)
  Indebtedness of TransMontaigne and the Restricted Subsidiaries to the extent outstanding on May 30, 2003 (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

  (4)
  Indebtedness under Hedging Obligations; provided that

  (i)
  with respect to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates,

  (a)
  such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and

  (b)
  the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates, and

  (ii)
  with respect to any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement, such Hedging Obligation is reasonably designed to protect TransMontaigne or any of its Restricted Subsidiaries against fluctuations in commodity prices (subject to variations in time or between products in the ordinary course of business consistent with TransMontaigne's past practice), and in the case of both clause (i) and (ii) above, are entered into in the ordinary course of business;

  (5)
  Indebtedness of TransMontaigne owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to TransMontaigne or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than TransMontaigne or a Restricted Subsidiary, TransMontaigne or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

  (6)
  Indebtedness in respect of bid, performance or surety bonds issued for the account of TransMontaigne or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of TransMontaigne or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

  (7)
  Purchase Money Indebtedness incurred by TransMontaigne or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (a) $25.0 million and (b) 5.0% of Consolidated Net Tangible Assets at that time;

  (8)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

  (9)
  Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

  (10)
  Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2) or (3) above;

  (11)
  Indebtedness in respect of commodities margin loans extended by commodities brokers in an aggregate amount not to exceed at any time outstanding the greater of (a) $25.0 million and (b) 5.0% of Consolidated Net Tangible Assets at that time;

  (12)
  Indebtedness represented by in-kind dividends in the form of TransMontaigne Series A Convertible Preferred Stock and Series B Convertible Preferred Stock; and

  (13)
  Indebtedness of TransMontaigne or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, TransMontaigne shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on May 30, 2003 shall be deemed to have been incurred under clause (1) above.

Limitations on layering indebtedness

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior to the Notes or the Note Guarantee of such Restricted Subsidiary and purports to be by its terms (or by the terms of any agreement governing such

Indebtedness) subordinated to any other Indebtedness of TransMontaigne or of such Restricted Subsidiary, as the case may be, it being understood that Indebtedness will not be considered subordinated to other Indebtedness solely by reason of being secured by a Lien other than a first priority Lien.

Limitations on restricted payments

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if immediately after giving pro forma effect to such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing or shall occur as a consequence thereof;

  (2)
  TransMontaigne cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

  (3)
  the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after May 30, 2003 (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7) and (8) of the next paragraph), exceeds the sum of the following (without duplication), which is referred to as the Restricted Payments Basket:

  (a)
  50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after May 30, 2003 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by TransMontaigne either (x) as contributions to the common equity of TransMontaigne after May 30, 2003 or (y) from the issuance and sale of Qualified Equity Interests after May 30, 2003, other than any such proceeds which are used to redeem Notes in accordance with the second paragraph under "—Optional redemption—Redemption with proceeds from equity offerings," plus

  (c)
  the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by TransMontaigne or any Restricted Subsidiary subsequent to May 30, 2003 is reduced on TransMontaigne's balance sheet upon the conversion or exchange (other than by a subsidiary of TransMontaigne) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by TransMontaigne or any Restricted Subsidiary upon such conversion or exchange), plus

  (d)
  in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after May 30, 2003, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

  (e)
  upon a Redesignation, having the meaning given to such term in the covenant described under "—Certain covenants—Limitations on designation of Unrestricted Subsidiaries," of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of TransMontaigne's proportionate interest in such subsidiary immediately following such Redesignation, and (ii) the aggregate amount of TransMontaigne's Investments in such subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

        The foregoing provisions will not prohibit:

  (1)
  the payment by TransMontaigne or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the indenture;

  (2)
  the purchase, redemption or other acquisition or retirement of any Equity Interests of TransMontaigne or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

  (3)
  the purchase, redemption, defeasance, acquisition or other retirement of Subordinated Indebtedness of TransMontaigne or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the "Limitations on additional indebtedness" covenant and the other terms of the indenture;

  (4)
  the redemption, whether optional or mandatory, of the Series A Convertible Preferred Stock and the mandatory redemption at maturity of the Series B Convertible Preferred Stock in accordance with the respective terms thereof;

  (5)
  the payment by TransMontaigne of pay-in-kind dividends in respect of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock;

  (6)
  the payment by TransMontaigne of cash dividends in respect of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock at dividend rates not to exceed 5% per annum and 6% per annum, respectively;

  (7)
  repurchases, acquisitions or retirements of Equity Interests (i) occurring or deemed to occur upon, or intended to be used to satisfy issuances of Equity Interests upon, the exercise of stock options or the purchase of restricted stock or similar rights under employee benefit plans, if the Equity Interests represent a portion of the exercise or purchase price thereof; or (ii) occurring or deemed to occur and intended to be used to satisfy the tax payment obligations of a participant which occur upon vesting of restricted stock or similar rights under TransMontaigne's employee benefit plans;

  (8)
  the purchase, redemption, retirement of Equity Interests of TransMontaigne held by officers, directors or employees or former officers, directors or employees of TransMontaigne or any of its Restricted Subsidiaries (or their transferees, estates or beneficiaries under their estates), upon or after their death, disability, retirement, severance or termination of employment or service; provided that the aggregate consideration paid for all such redemptions shall not exceed $2.0 million during any fiscal year, provided, however, that unutilized amounts for such fiscal year may be carried forward to the following fiscal year and provided, further, however, that in any such fiscal year in which such carry forward has occurred, the amount of consideration paid for all such redemptions shall not exceed $4.0 million; or

  (9)
  additional Restricted Payments not to exceed $15.0 million in the aggregate,

provided that (a) in the case of any Restricted Payment pursuant to clause (3), (4) and (6) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket.

        For purposes of determining compliance with the provisions of this covenant, in the event that any payment or other action meets the criteria of more than one of the categories of Permitted Investments and/or Restricted Payments permitted by the indenture, TransMontaigne, in its sole discretion, may order and classify all or any portion of such Permitted Investments and/or Restricted Payments on the date of their incurrence in any manner that then complies with the indenture and/or from time to time may reorder and reclassify all or any portion of any item of Permitted Investments and/or Restricted Payments in any manner that complies with the indenture at the date of any such reordering or reclassification and, in each case, TransMontaigne shall be entitled, at its option, to divide and classify or reclassify any item of Permitted Investments and/or Restricted Payments in more than one of the types of Permitted Investments and/or Restricted Payments permitted under the indenture in any manner that complies with the indenture at the time of such division and classification or reclassification.

Limitations on dividend and other restrictions affecting restricted subsidiaries

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on or in respect of its Equity Interests;

  (b)
  make loans or advances or pay any Indebtedness or other obligation owed to TransMontaigne or any other Restricted Subsidiary; or

  (c)
  transfer any of its assets to TransMontaigne or any other Restricted Subsidiary;

        except for:

    (1)
    encumbrances or restrictions existing under or by reason of applicable law;

    (2)
    encumbrances or restrictions existing under the indenture, the Notes and the Note Guarantees;

    (3)
    non-assignment provisions of any contract, license, permit or lease entered into in the ordinary course of business;

    (4)
    encumbrances or restrictions existing under agreements existing on the date of the indenture (including, without limitation, the Credit Agreement) as in effect on that date;

    (5)
    restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien or the exercise of or the right to exercise customary remedies with respect to such assets;

    (6)
    encumbrances or restrictions placed on inventory held for transfer under exchange agreements;

    (7)
    customary encumbrances or restrictions placed on initial NYMEX margin deposits or imposed by margin loans;

    (8)
    encumbrances or restrictions placed on petroleum racks owned jointly with BP Amoco;

    (9)
    encumbrances or restrictions relating to TransMontaigne's (or its subsidiaries') exchange trading privileges;

    (10)
    restrictions or cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

    (11)
    restrictions on the transfer of assets imposed under any agreement to sell such assets including Equity Interests of a subsidiary permitted under the indenture to any Person pending the closing of such sale;

    (12)
    any instrument governing Acquired Indebtedness or any agreement (including any Equity Interest) relating to any property, asset or business acquired by TransMontaigne or any of its subsidiaries, which restrictions existed at the time of the acquisition, were not put in place in connection with or in anticipation of such acquisition and which encumbrance or restriction is not applicable to any Person (and its subsidiaries), or the properties or assets of any Person, other than the Person or the properties or assets of the Person (and its subsidiaries) so acquired or to any property, asset or business, other than the property, assets or business so acquired;

    (13)
    any other agreement governing Indebtedness entered into after May 30, 2003 that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on May 30, 2003 with respect to that Restricted Subsidiary pursuant to agreements in effect on May 30, 2003;

    (14)
    customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in, or property of, such partnership, limited liability company, joint venture or similar Person;

    (15)
    Purchase Money Indebtedness incurred in compliance with the covenant described under "—Limitations on additional indebtedness" that impose restrictions of the nature described in clause (c) above on the assets acquired;

    (16)
    any encumbrance or restriction under any instrument governing Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary, which encumbrance or restriction is not applicable to any Persons, or the property or assets of any Persons, other than Restricted Subsidiaries that are Foreign Subsidiaries; and

    (17)
    any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments or refinancings are, in the good faith judgment of TransMontaigne's board of directors, meaning, with respect to any Person, the board of directors or comparable governing body of such Person, not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on transactions with affiliates

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, an Affiliate Transaction, unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to TransMontaigne or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis by TransMontaigne or that Restricted Subsidiary from a Person that is not an Affiliate of TransMontaigne or that Restricted Subsidiary; and

  (2)
  TransMontaigne delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction involving aggregate value in excess of $10.0 million, an officers' certificate, meaning a certificate signed by two officers, certifying that such Affiliate Transaction complies with clause (1) above and a secretary's certificate, meaning a certificate signed by the Secretary of TransMontaigne, which sets forth and authenticates a resolution that has been approved by a majority of the Independent Directors approving such Affiliate Transaction, if any, otherwise by a majority of the entire board; and

    (b)
    with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificates described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to TransMontaigne or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

        The foregoing restrictions shall not apply to:

  (1)
  transactions exclusively between or among (a) TransMontaigne and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of TransMontaigne (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

  (2)
  employment contracts, "know-how" agreements, compensation (including stay-on and incentive bonus) arrangements and loans to officers and employees, in each case in the form existing on May 30, 2003 or representing one or more amendments, modifications, restatements, supplements, extensions, renewals, refinancings, refunds or replacements thereof on terms not materially less favorable to TransMontaigne or Restricted Subsidiary, as applicable, than those contained in such contracts, agreements, arrangements or loans in the form existing as of May 30, 2003;

  (3)
  indemnities of officers, directors and employees of TransMontaigne or any of its subsidiaries permitted by its certificate of incorporation, bylaws or statutory provisions;

  (4)
  other director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by a majority of the Independent Directors if any, otherwise by a majority of the entire board;

  (5)
  the entering into of a tax sharing agreement, or payments pursuant thereto, between TransMontaigne and/or one or more subsidiaries, on the one hand, and any other Person with which TransMontaigne or such subsidiaries are required or permitted to file a consolidated tax return or with which TransMontaigne or such subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by TransMontaigne and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

  (6)
  any agreement or arrangement described herein under the heading "Certain relationships and related transactions" as in effect on May 30, 2003 or any renewals or extensions of any such agreement or arrangement (so long as such renewals or extensions are not less favorable to TransMontaigne or the applicable Restricted Subsidiary);

  (7)
  loans and advances made in the ordinary course of business to officers, directors and employees who are affiliates of TransMontaigne or the Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

  (8)
  any Investment or other Restricted Payments that are made in accordance with and that are not prohibited under the terms of the covenant described under "—Limitations on restricted payments"; provided, however, that the restrictions set forth in clause (1) and clause (2)(a) above shall apply to all such Investments and Restricted Payments; or

  (9)
  any transaction with an Affiliate where the only consideration paid by TransMontaigne or any Restricted Subsidiary is Qualified Equity Interests.

Limitations on liens

        TransMontaigne shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against any assets of TransMontaigne or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at May 30, 2003 or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith:

  (1)
  in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

  (2)
  in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

Limitations on asset sales

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (1)
  TransMontaigne or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

  (2)
  at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

  For
  purposes of clause (2), the following shall be deemed to be cash:

  (a)
  the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of TransMontaigne or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which TransMontaigne or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

  (b)
  the amount of any obligations received from such transferee that are within 90 days converted by TransMontaigne or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

  (c)
  the Fair Market Value of any assets (other than securities) received by TransMontaigne or any Restricted Subsidiary to be used by it in the Permitted Business.

        If at any time any non-cash consideration received by TransMontaigne or any Restricted Subsidiary of TransMontaigne, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

        If TransMontaigne or any Restricted Subsidiary engages in an Asset Sale, TransMontaigne or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply all or any of the Net Available Proceeds therefrom to:

  (1)
  repay Senior Debt or Guarantor Senior Debt;

  (2)
  repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

  (3)
  invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by TransMontaigne or any Restricted Subsidiary in the Permitted Business.

        The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute Excess Proceeds.

        When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, TransMontaigne will be required to make an offer to purchase from all holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness, meaning any Indebtedness of TransMontaigne or any Guarantor that ranks pari passu as to payment with the Notes or the Note Guarantees, as applicable, of TransMontaigne or a Guarantor the provisions of which require TransMontaigne or such Guarantor to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

  (1)
  TransMontaigne will (a) make an offer to purchase, or a Net Proceeds Offer, to all holders in accordance with the procedures set forth in the indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount, or the Payment Amount, of such Excess Proceeds;

  (2)
  the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated, or the Offered Price, in accordance with the procedures set forth in the indenture and the redemption price for such Pari Passu Indebtedness, or the Pari Passu Indebtedness Price, shall be as set forth in the related documentation governing such Indebtedness;

  (3)
  if the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

  (4)
  upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

        To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a Net Proceeds Deficiency), TransMontaigne may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of the indenture.

        In the event of the transfer of substantially all (but not all) of the assets of TransMontaigne and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under "—Limitations on Mergers, Consolidations, Etc.," the successor entity shall be deemed to have sold for cash at Fair Market Value the assets of

TransMontaigne and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

        TransMontaigne will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitations on Asset Sales" provisions of the indenture, TransMontaigne shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Limitations on asset sales" provisions of the indenture by virtue of this compliance.

        Notwithstanding the foregoing, in the event that TransMontaigne consummates an Asset Sale that results in a Change of Control, the provisions of this covenant will be deemed to be satisfied and complied with in the event TransMontaigne makes a Change of Control Offer pursuant to, and otherwise complying with, the covenant described under "—Change of control" or elects to redeem the Notes at TransMontaigne's option as described under "Optional redemption."

Limitations on designation of unrestricted subsidiaries

        On May 30, 2003, the following subsidiaries will be Restricted Subsidiaries: TransMontaigne Product Services Inc., TransMontaigne Transport Inc., Coastal Fuels Marketing, Inc. and Coastal Tug and Barge, Inc.

        After May 30, 2003, TransMontaigne may designate any subsidiary of TransMontaigne as an "Unrestricted Subsidiary" under the indenture, a Designation, only if:

  (1)
  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (2)
  TransMontaigne would be permitted to make, at the time of such Designation, (a) a Permitted Investment pursuant to clause (12) of the definition thereof or (b) an Investment pursuant to the first paragraph or clause (9) of the second paragraph of "—Limitations on restricted payments" above, in either case, in an amount, the Designation Amount, equal to the Fair Market Value of TransMontaigne's proportionate interest in such subsidiary on such date.

        No subsidiary shall be Designated as an "Unrestricted Subsidiary" unless such subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with TransMontaigne or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to TransMontaigne or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates; and

  (3)
  is a Person with respect to which neither TransMontaigne nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results.

        If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary,

    (i)
    it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the subsidiary,

    (ii)
    any Liens on assets of such subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date, and

    (iii)
    if the Indebtedness is not permitted to be incurred under the covenant described under "—Limitations on additional indebtedness" or the Lien is not permitted under the covenant described under "—Limitations on liens," TransMontaigne shall be in default of the applicable covenant.

        TransMontaigne may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary, a Redesignation, only if:

  (1)
  no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

  (2)
  all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the indenture.

        All Designations and Redesignations must be evidenced by resolutions of the board of directors of TransMontaigne, delivered to the trustee certifying compliance with the foregoing provisions.

Limitations on the issuance or sale of equity interests of restricted subsidiaries

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except:

  (1)
  to TransMontaigne, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value,

  (2)
  to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a Person other than TransMontaigne or a Wholly-Owned Restricted Subsidiary or

  (3)
  if after giving effect thereto, such Restricted Subsidiary no longer qualifies as such and the sale is not otherwise prohibited by the indenture.

        The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this covenant but is subject to the covenant described under "—Limitations on asset sales."

Limitations on mergers, consolidations, etc.

        TransMontaigne will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing TransMontaigne's jurisdiction of incorporation to another state of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of TransMontaigne or TransMontaigne and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

  (1)
  either:

  (a)
  TransMontaigne will be the surviving or continuing Person; or

  (b)
  the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively referred to as the successor) is a corporation organized and existing under the laws of any state of the United States of America or the District of Columbia, and the successor expressly assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of TransMontaigne under the Notes, the indenture and the Registration Rights Agreement (as defined under "Exchange offer; registration rights");

  (2)
  immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

  (3)
  except in the case of the consolidation or merger of any Wholly-Owned Restricted Subsidiary with or into TransMontaigne, immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Consolidated Net Worth of TransMontaigne or the successor, as the case may be, would be at least equal to the Consolidated Net Worth of TransMontaigne immediately prior to such transaction and (b) TransMontaigne or the successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

        For purposes of this covenant, any Indebtedness of the successor which was not Indebtedness of TransMontaigne immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

        Except as provided in the fifth paragraph under the caption "—Note guarantees," no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor, unless:

  (1)
  either:

  (a)
  such Guarantor will be the surviving or continuing Person; or

  (b)
  the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, the indenture and the Registration Rights Agreement; and

  (2)
  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of TransMontaigne, will be deemed to be the transfer of all or substantially all of the properties and assets of TransMontaigne.

        Upon any consolidation, combination or merger of TransMontaigne or a Guarantor, or any transfer of all or substantially all of the assets of TransMontaigne in accordance with the foregoing, in which TransMontaigne or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which TransMontaigne or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, TransMontaigne or such Guarantor under the indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as TransMontaigne or such Guarantor and, except in the case of a conveyance, transfer or lease, TransMontaigne or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of TransMontaigne's or such Guarantor's other obligations and covenants under the Notes, the indenture and its Note Guarantee, if applicable.

        In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Equity Interests of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the net proceeds of such sale or other disposition are applied in accordance with the provisions set forth under "—Limitations on asset sales."

        Notwithstanding the foregoing, any Restricted Subsidiary may merge into TransMontaigne or another Restricted Subsidiary.

Additional note guarantees

        If, after May 30, 2003, (a) TransMontaigne or any Restricted Subsidiary shall acquire or create another subsidiary (other than in any case a subsidiary (x) that is a Foreign Subsidiary or (y) that has been designated an Unrestricted Subsidiary) or (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, TransMontaigne shall cause such Restricted Subsidiary to:

  (1)
  execute and deliver to the trustee (a) a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of TransMontaigne's obligations under the Notes and the indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

  (2)
  deliver to the trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of business

        TransMontaigne will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Reports

        Whether or not required by the SEC, or the U.S. Securities and Exchange Commission, so long as any Notes are outstanding, TransMontaigne will furnish or make available to the holders of Notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if TransMontaigne were required to file these forms, including a "Management's discussion and analysis of financial condition and results of operations" and, with respect to the annual information only, a report on the annual financial statements by TransMontaigne's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if TransMontaigne were required to file these reports.

        In addition, whether or not required by the SEC, TransMontaigne will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. TransMontaigne and the Guarantors have agreed that, for so long as any Notes remain outstanding,

TransMontaigne and the Guarantors will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of default

        Each of the following is an Event of Default:

  (1)
  failure by TransMontaigne to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of the indenture);

  (2)
  failure by TransMontaigne to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of the indenture);

  (3)
  failure by TransMontaigne to comply with any of its agreements or covenants described above under "—Certain covenants—Limitations on mergers, consolidations, etc.," or in respect of its obligations to make a Change of Control Offer as described above under "—Change of Control" (whether or not such payment is prohibited by the subordination provisions of the indenture);

  (4)
  failure by TransMontaigne to comply with any other agreement or covenant in the indenture and continuance of this failure for 45 days after notice of the failure has been given to TransMontaigne by the trustee or by the holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

  (5)
  default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of TransMontaigne or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after May 30, 2003, which default:

  (a)
  is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period,

  (b)
  results in the acceleration of such Indebtedness prior to its express final maturity or

  (c)
  results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $10.0 million or more;

  (6)
  one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against TransMontaigne or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered (or such longer period as may be permitted for timely appeal under applicable law);

  (7)
  TransMontaigne or any Significant Subsidiary pursuant to or within the meaning of any bankruptcy law, (meaning Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors):

  (a)
  commences a voluntary case,

  (b)
  consents to the entry of an order for relief against it in an involuntary case,

  (c)
  consents to the appointment of a Custodian, meaning any receiver, trustee, assignee, liquidator or similar official under any bankruptcy law, of it or for all or substantially all of its assets, or

  (d)
  makes a general assignment for the benefit of its creditors;

  (8)
  a court of competent jurisdiction enters an order or decree that remains unstayed and in effect for 60 days under any bankruptcy law that:

  (a)
  is for relief against TransMontaigne or any Significant Subsidiary as debtor in an involuntary case,

  (b)
  appoints a Custodian of TransMontaigne or any Significant Subsidiary or a Custodian for all or substantially all of the assets of TransMontaigne or any Significant Subsidiary, or

  (c)
  orders the liquidation of TransMontaigne or any Significant Subsidiary; or

  (9)
  any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the indenture and the Note Guarantee) and in either case such condition continues for 45 days.

        If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to TransMontaigne), shall have occurred and be continuing under the indenture, the trustee, by written notice to TransMontaigne, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to TransMontaigne and the trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture. If an Event of Default specified in clause (7) or (8) with respect to TransMontaigne occurs, all outstanding Notes shall become due and payable without any further action or notice.

        The trustee shall, within 30 days after the occurrence of any Default with respect to the Notes, give the holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with "—Limitations on mergers, consolidations, etc.," the trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the holders.

        TransMontaigne may cure a Default or Event of Default by designating a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the covenant described under "—Limitation on designation of unrestricted subsidiaries," if the circumstances giving rise to such Default or Event of

Default would not have constituted a Default or Event of Default had such Restricted Subsidiary been an Unrestricted Subsidiary during the relevant period of such circumstances.

        No holder will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the trustee:

  (1)
  has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such holder and a request to act by holders of at least 25% in aggregate principal amount of Notes outstanding;

  (2)
  has been offered indemnity satisfactory to it in its reasonable judgment; and

  (3)
  has not received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

        However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this "—Events of default" section).

        TransMontaigne is required to deliver to the trustee annually a statement regarding compliance with the indenture and, upon any of the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary, of TransMontaigne, each an officer, becoming aware of any Default, a statement specifying such Default and what action TransMontaigne is taking or proposes to take with respect thereto.

Legal defeasance and covenant defeasance

        TransMontaigne may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes, a process referred to as Legal Defeasance. Legal Defeasance means that TransMontaigne and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Note Guarantees, and the indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

  (1)
  rights of holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

  (2)
  TransMontaigne's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

  (3)
  the rights, powers, trust, duties, and immunities of the trustee, and TransMontaigne's obligation in connection therewith, and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, TransMontaigne may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture, or Covenant Defeasance, and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. TransMontaigne may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  TransMontaigne must irrevocably deposit with the trustee, in trust, for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by TransMontaigne, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the holders must have a valid, perfected, exclusive security interest in such trust,

  (2)
  in the case of Legal Defeasance, TransMontaigne shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  TransMontaigne has received from, or there has been published by the Internal Revenue Service, a ruling, or

  (b)
  since the date of the indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

  (3)
  in the case of Covenant Defeasance, TransMontaigne shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

  (5)
  the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which TransMontaigne or any of its subsidiaries is a party or by which TransMontaigne or any of its subsidiaries is bound,

  (6)
  TransMontaigne shall have delivered to the trustee an officers' certificate stating that the deposit was not made by it with the intent of preferring the holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

  (7)
  TransMontaigne shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officers' certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and /or (3) and (5) of this paragraph have been complied with.

        If the funds deposited with the trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then our obligations and the obligations of Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred. Before or after a deposit, TransMontaigne may make arrangement satisfactory to the trustee for the redemption of Notes at a future date in accordance with the provisions set forth under "—Optional redemption."

Satisfaction and discharge

        The indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

  (1)
  all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by TransMontaigne and thereafter repaid to TransMontaigne or discharged from this trust) have been delivered to the trustee for cancellation, or

  (2)
  (a) all Notes not delivered to the trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to the provisions described under "—Optional redemption," and TransMontaigne has irrevocably deposited or caused to be deposited with the trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the trustee for cancellation,

  (b)
  TransMontaigne has paid all sums payable by it under the indenture,

  (c)
  TransMontaigne has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

  (d)
  the holders have a valid, perfected, exclusive security interest in this trust.

        In addition, TransMontaigne must deliver an officers' certificate and an opinion of counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and exchange

        A holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the indenture. Without the prior consent of TransMontaigne, the registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

        The Notes will be issued in registered form and the registered holder will be treated as the owner of such Note for all purposes.

Amendment, supplement and waiver

        Subject to certain exceptions, the indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of at least a majority in principal amount of the Notes then outstanding. Any existing Default under, or compliance with any provision of, the indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the holders of a majority in principal amount of the Notes then outstanding. Notwithstanding to foregoing:

  (a)
  no such amendment may, without the consent of the holders of two-thirds in aggregate principal amount of Notes then outstanding, amend the obligation of TransMontaigne under the heading "—Change of control" or the related definitions that could adversely affect the rights of any holder; and

  (b)
  without the consent of each holder affected, TransMontaigne and the trustee may not:

  (1)
  change the maturity of any Note;

  (2)
  reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

  (3)
  reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes;

  (4)
  make any Note payable in money or currency other than that stated in the Notes;

  (5)
  modify or change any provision of the indenture or the related definitions affecting the subordination of the Notes or any Note Guarantee in a manner that adversely affects the holders;

  (6)
  reduce the percentage of holders necessary to consent to an amendment or waiver to the indenture or the Notes;

  (7)
  impair the rights of holders to receive payments of principal of or interest on the Notes;

  (8)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except as permitted by the indenture; or

  (9)
  make any change in these amendment and waiver provisions.

        Notwithstanding the foregoing, TransMontaigne and the trustee may amend the indenture, the Note Guarantees or the Notes without the consent of any holder:

  (A)
  to cure any ambiguity, defect or inconsistency,

  (B)
  to provide for uncertificated Notes in addition to or in place of certificated Notes,

  (C)
  to provide for the assumption of TransMontaigne's obligations to the holders in the case of a merger or acquisition,

  (D)
  to release any Guarantor from any of its obligations under its Note Guarantee or the indenture (to the extent permitted by the indenture),

  (E)
  to make any change that does not materially adversely affect the rights of any holder, or

  (F)
  in the case of the indenture, to maintain the qualification of the indenture under the Trust Indenture Act.

In connection with any amendment, supplement or waiver, TransMontaigne may, but shall not be obligated to, offer any holder who consents to such amendment, supplement or waiver, or to all holders, consideration for such holder's consent to such amendment, supplement or waiver.

        No amendment of, or supplement or waiver to, the indenture shall adversely affect the rights of any holder of Senior Debt or Guarantor Senior Debt under the subordination provisions of the indenture, without the consent of such holder.

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of TransMontaigne or any Guarantor will have any liability for any obligations of TransMontaigne under the Notes or the indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.

Concerning the trustee

        Wells Fargo Bank, National Association is the trustee under the indenture and has been appointed by TransMontaigne as registrar and paying agent with regard to the Notes. The indenture contains certain limitations on the rights of the trustee, should it become a creditor of TransMontaigne, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the indenture), it must eliminate such conflict or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee.

Governing law

        The indenture, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms.

        "Acquired Indebtedness" means (1) with respect to any Person that becomes a Restricted Subsidiary after May 30, 2003, Indebtedness of such Person and its subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to TransMontaigne or any Restricted Subsidiary, any Indebtedness of a Person (other than TransMontaigne or a Restricted Subsidiary) existing at the time such Person is merged with or into TransMontaigne or a Restricted Subsidiary, or Indebtedness expressly assumed by TransMontaigne or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

        "Affiliate" of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenant described under "—Certain covenants—Limitations on transactions with affiliates," Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, "control" of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Applicable Premium" means with respect to a Note at any time, the greater of (1) 1.0% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of the principal amount of such Note plus any required interest payments due on such Note from the redemption date to June 1, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

        "Asset Acquisition" means

  (1)
  an Investment by TransMontaigne or any Restricted Subsidiary of TransMontaigne in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of TransMontaigne, or shall be merged with or into TransMontaigne or any Restricted Subsidiary of TransMontaigne, or

  (2)
  the acquisition by TransMontaigne or any Restricted Subsidiary of TransMontaigne of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by TransMontaigne or any Restricted Subsidiary to any Person other than TransMontaigne or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a transfer), in one transaction or a series of related transactions, of any assets of TransMontaigne or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term "Asset Sale" shall not include:

  (1)
  transfers of cash or Cash Equivalents;

  (2)
  transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under "—Limitations on mergers, consolidations, etc.";

  (3)
  Permitted Investments and Restricted Payments permitted under the covenant described under "—Limitations on restricted payments";

  (4)
  the creation or realization of any Permitted Lien;

  (5)
  transfers of damaged, worn-out or obsolete equipment or assets that, in TransMontaigne's reasonable judgment, are no longer used or useful in the business of TransMontaigne or its Restricted Subsidiaries; and

  (6)
  the surrender or waiver of contract rights or the settlement, release, or surrender or contract, tort or other claims of any kind;

  (7)
  exchanges of assets of TransMontaigne or any of its Restricted Subsidiaries for consideration consisting of other assets used in the business of TransMontaigne or such Restricted Subsidiary; provided, however, that at least 80% of the consideration received in any such exchange shall consist of assets used or useful in the Permitted Business and the balance of such consideration shall consist of cash and Cash Equivalents and; provided, further, that such exchanges of assets shall be subject to clause (1) of the covenant "—Limitation on asset sales"; and

  (8)
  any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $5.0 million.

        "Attributable Indebtedness", when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to TransMontaigne's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

        "Borrowing Base" means, on any date, the sum of the following (without duplication):

  (1)
  100% of cash and Cash Equivalents including, without limitation, cash being held as margin deposits in respect of commodities margin loans irrespective of whether such cash is restricted as a result thereof,

  (2)
  plus 85% of Receivables, and

  (3)
  plus 80% of Inventory and 100% of Eligible Exchange Contract Balances (if positive),

        minus any and all outstanding Indebtedness in respect of commodities margin loans.

        "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, meaning a lease required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

  (2)
  demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a "B" rating by Thomson Financial BankWatch;

  (3)
  commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not TransMontaigne or an Affiliate of TransMontaigne, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P, or Standard and Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors, or at least P-1 by Moody's, meaning Moody's Investors Service, Inc., and its successors;

  (4)
  repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

  (5)
  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) that person or group shall be deemed to have "beneficial ownership" of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 40% of the voting power of the total outstanding Voting Stock of TransMontaigne;

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors (together with any new directors whose election to such board of directors or whose nomination for election by the stockholders of TransMontaigne was approved by a vote of the majority of the directors of TransMontaigne then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of TransMontaigne;

  (3)
  (a) all or substantially all of the assets of TransMontaigne and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or (b) TransMontaigne consolidates or merges with or into another Person or any Person consolidates or merges with or into TransMontaigne, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of TransMontaigne immediately prior to such consummation do not own Voting Stock representing a majority of the total voting power of the Voting Stock of TransMontaigne or the surviving or transferee Person; or

  (4)
  TransMontaigne shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of TransMontaigne.

        "Consolidated Amortization Expense" for any period means the amortization expense of TransMontaigne and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Cash Flow" for any period means, without duplication, the sum of the amounts; in each case determined on a consolidated basis in accordance with GAAP, for such period of

  (1)
  Consolidated Net Income,

plus

  (2)
  in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to TransMontaigne by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

  (a)
  Consolidated Income Tax Expense,

  (b)
  Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

  (c)
  Consolidated Depreciation Expense,

  (d)
  Consolidated Interest Expense, and

  (e)
  all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

  (3)
  the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period,

minus

  (4)
  any gain recognized on beginning inventory-discretionary volumes and any gain on liquidation of inventories-minimum volumes,

plus,

  (5)
  any gain deferred on ending inventory-discretionary volumes, any lower of cost or market write-downs on base inventory volumes and any lower of cost or market write-downs on inventories-minimum volumes.

        "Consolidated Current Liabilities" means, at any date, all amounts that are or should be carried as current liabilities on the balance sheet of TransMontaigne and its Restricted Subsidiaries determined in accordance with GAAP on a consolidated basis, including the current portion of all Funded Debt.

        "Consolidated Depreciation Expense" for any period means the depreciation expense of TransMontaigne and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Income Tax Expense" for any period means the provision for taxes of TransMontaigne and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Coverage Ratio" means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available, the Four Quarter Period, ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, the Transaction Date, to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence of any Indebtedness or the issuance of any Preferred Stock of TransMontaigne or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

  (2)
  any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of TransMontaigne or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

        If TransMontaigne or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if TransMontaigne or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

        For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with Indebtedness incurred in connection therewith shall be based upon the reasonable good faith determination of the Chief Financial Officer of TransMontaigne.

        In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

  (2)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

  (3)
  notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

        "Consolidated Interest Expense" for any period means the sum, without duplication, of the total interest expense of TransMontaigne and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

  (1)
  imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

  (2)
  commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings,

  (3)
  the net costs associated with Hedging Obligations under clause (1) of the definition of such term; provided, however, that the calculation of such costs shall not include the cash settlement amount paid on the early termination of Hedging Obligations terminated prior to March 31, 2003,

  (4)
  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses, except those incurred in connection with the Notes and the Credit Agreement and except those amortized or written off prior to May 30, 2003 with respect to Indebtedness no longer outstanding as of May 30, 2003,

  (5)
  the interest portion of any deferred payment obligations,

  (6)
  all other non-cash interest expense,

  (7)
  capitalized interest,

  (8)
  the product of (a) all dividend payments on any series of Disqualified Equity Interests of TransMontaigne or any Preferred Stock of any Restricted Subsidiary (other than any such

    Disqualified Equity Interests or any Preferred Stock held by TransMontaigne or a Wholly-Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the lower of the then current combined federal, state and local current or statutory tax rate of TransMontaigne and the Restricted Subsidiaries, expressed as a decimal,

  (9)
  all interest payable with respect to discontinued operations, and

  (10)
  all interest on any Indebtedness of any other Person guaranteed by TransMontaigne or any Restricted Subsidiary.

        "Consolidated Net Income" for any period means the net income (or loss) of TransMontaigne and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

  (1)
  the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than TransMontaigne and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by TransMontaigne or any of its Wholly-Owned Restricted Subsidiaries during such period;

  (2)
  except to the extent includible in the consolidated net income of TransMontaigne pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with TransMontaigne or any Restricted Subsidiary or (b) the assets of such Person are acquired by TransMontaigne or any Restricted Subsidiary;

  (3)
  the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary during such period, except that TransMontaigne's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

  (4)
  for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to TransMontaigne by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

  (5)
  for purposes of calculating the Restricted Payments Basket only, (y) the sum of (i) any gain recognized on beginning inventory-discretionary volumes, (ii) plus, any net margin recognized on sale of inventory—minimum volumes, (iii) minus, any gain deferred on ending inventory-discretionary volumes, (iv) minus, any lower of cost or market write-downs on base inventory volumes, (v) minus, any lower of cost or market write-downs on inventories-minimum volumes, plus (z) the product of (y) and TransMontaigne's combined federal and state income tax rate.

  (6)
  other than for purposes of calculating the Restricted Payments Basket, any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by TransMontaigne or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of TransMontaigne or any Restricted Subsidiary or (b) any Asset Sale by TransMontaigne or any Restricted Subsidiary; and

  (7)
  other than for purposes of calculating the Restricted Payments Basket, any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by TransMontaigne or any Restricted Subsidiary during such period.

        In addition any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under "—Certain covenants—Limitations on restricted payments" or decreased the amount of Investments outstanding pursuant to clause (12) of the definition of "Permitted Investments" shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

        "Consolidated Net Tangible Assets" means, at any date, the total of:

  (1)
  the total assets of TransMontaigne and its Restricted Subsidiaries determined in accordance with GAAP on a consolidated basis; minus

  (2)
  Consolidated Current Liabilities; minus

  (3)
  all other liabilities of TransMontaigne and its Restricted Subsidiaries determined in accordance with GAAP on a consolidated basis other than liabilities for Funded Debt; minus

  (4)
  the amount of intangible assets carried on the balance sheet of TransMontaigne and its Restricted Subsidiaries determined in accordance with GAAP on a consolidated basis, including goodwill, patents, patent applications, copyrights, trademarks, trade names, research and development expense, organizational expense, annualized debt discount and expense, deferred financing charges and debt acquisition costs; minus

  (5)
  the amount at which any minority interest in a Restricted Subsidiary appears as a liability on the consolidated balance sheet of TransMontaigne and its Restricted Subsidiaries.

        "Consolidated Net Worth" means, with respect to any Person as of any date, the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to May 30, 2003 in the book value of any asset owned by such Person or a subsidiary of such Person.

        "Coverage Ratio Exception" has the meaning set forth in the proviso in the first paragraph of the covenant described under "—Certain covenants—Limitations on additional indebtedness."

        "Credit Agreement" means the Credit Agreement dated as of February 28, 2003 by and among TransMontaigne, as Borrower, UBS AG, Stamford Branch, as administrative agent and collateral agent, UBS Warburg LLC, as lead arranger and book manager, and the other lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

        "Default" means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

        "Designated Senior Debt" means (1) Senior Debt Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt."

        "Disqualified Equity Interests" of any Person means any Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, putable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that is not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that is not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require TransMontaigne to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under "—Change of control" and such Equity Interests specifically provides that TransMontaigne will not redeem any such Equity Interests pursuant to such provisions prior to TransMontaigne's purchase of the Notes as required pursuant to the provisions described under "—Change of control."

        "Eligible Exchange Contract Balances" means, at any date, the amount of the balance, determined in accordance with prices set forth in the applicable exchange contracts, based on current value on a mark-to-market basis, of any rights of TransMontaigne and its Restricted Subsidiaries to receive petroleum products, money or other value arising from the trading, lending, borrowing or exchange of petroleum products.

        "Equity Interests" of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm's-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the board of directors of TransMontaigne or a duly authorized committee thereof, as evidenced by a resolution of such board or committee.

        "Foreign Subsidiary" means any subsidiary of TransMontaigne which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "Foreign Trade Regulations" means (a) any act that prohibits or restricts, or empowers the President or any executive agency of the United States of America to prohibit or restrict, exports to or financial transactions with any foreign country or foreign national, (b) the regulations with respect to certain prohibited foreign trade transactions set forth at 22 C.F.R. Parts 120-130 and 31 C.F.R. Part 500 and (c) any order, regulation, ruling, interpretation, direction, instruction or notice relating to any of the foregoing.

        "Funded Debt" means all Indebtedness of TransMontaigne or other specified Person which is payable more than one year from the date of creation thereof and shall include (a) current maturities of such Indebtedness and (b) all Indebtedness consisting of reimbursement obligations with respect to letters of credit other than letters of credit issued to finance inventory purchases or to secure other debt appearing on the balance sheet of the obligor.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on May 30, 2003.

        "guarantee" means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). guarantee, when used as a verb, and guaranteed have correlative meanings.

        "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on May 30, 2003 or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

        Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

  (1)
  all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

  (2)
  all Hedging Obligations in respect of the Credit Agreement;

        in each case whether outstanding on May 30, 2003 or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

  (1)
  any Indebtedness of such Guarantor to TransMontaigne or any of its subsidiaries;

  (2)
  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of TransMontaigne or any of its subsidiaries (including, without limitation, amounts owed for compensation);

  (3)
  obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

  (4)
  Indebtedness represented by Disqualified Equity Interests;

  (5)
  any liability for taxes owed or owing by such Guarantor;

  (6)
  that portion of any Indebtedness incurred in violation of the covenant described under "—Certain covenants—Limitations on additional indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of such Guarantor to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

  (8)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates or (2) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement.

        "incur" means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred at such time by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

        "Indebtedness" of any Person at any date means, without duplication:

  (1)
  all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

  (2)
  all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

  (4)
  all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

  (5)
  the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

  (6)
  all Capitalized Lease Obligations of such Person;

  (7)
  all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

  (8)
  all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of TransMontaigne or its subsidiaries that is guaranteed by TransMontaigne or TransMontaigne's subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of TransMontaigne and its subsidiaries on a consolidated basis;

  (9)
  all Attributable Indebtedness;

  (10)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

  (11)
  all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

        Any Indebtedness which is incurred at a discount to the principal amount at maturity thereof shall be deemed to have been incurred at the full principal amount at maturity thereof. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the "maximum fixed redemption or repurchase price" of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the indenture.

        "Independent Director" means a director of TransMontaigne who

  (1)
  is independent with respect to the transaction at issue;

  (2)
  does not have any material financial interest in TransMontaigne or any of its Affiliates (other than as a result of holding securities of TransMontaigne); and

  (3)
  has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from TransMontaigne or any of its Affiliates, other than customary directors' fees, stock option grants or other compensation for serving on the board of directors of TransMontaigne or any Affiliate and reimbursement of out-of-pocket expenses for attendance at TransMontaigne's or Affiliate's board and board committee meetings.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of TransMontaigne's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to TransMontaigne and its Affiliates.

        "Inventory" means, at any date, the Fair Market Value of all inventory of refined petroleum products owned by TransMontaigne or any of its Restricted Subsidiaries (including discretionary and minimum volumes), and which meets all of the following requirements:

  (1)
  is in good saleable condition, is not deteriorating in quality and is not obsolete;

  (2)
  is physically located within the United States of America; and

  (3)
  has not been placed on consignment.

        "Investments" of any Person means:

  (1)
  all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

  (2)
  all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

  (3)
  all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

  (4)
  the Designation of any subsidiary as an Unrestricted Subsidiary.

        Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under "—Certain covenants—Limitations on designation of unrestricted subsidiaries." If TransMontaigne or any subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a subsidiary, TransMontaigne shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such subsidiary not sold or disposed of, which amount shall be determined by the board of directors. The acquisition by TransMontaigne or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by TransMontaigne or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of TransMontaigne shall be deemed not to be Investments.

        "Lien" means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

        "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

  (1)
  brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

  (2)
  provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (3)
  amounts required to be paid to any Person (other than TransMontaigne or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

  (4)
  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

  (5)
  appropriate amounts to be provided by TransMontaigne or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by TransMontaigne or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

        "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

  (1)
  as to which neither TransMontaigne nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of TransMontaigne or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Permitted Business" means the businesses and joint ventures engaged in by TransMontaigne and its Subsidiaries on May 30, 2003 as described in this prospectus and businesses and joint ventures that are reasonably related thereto or reasonable extensions thereof.

        "Permitted Investment" means:

  (1)
  Investments by TransMontaigne or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into TransMontaigne or a Restricted Subsidiary;

  (2)
  Investments in TransMontaigne by any Restricted Subsidiary;

  (3)
  loans and advances made in the ordinary course of business to directors, employees and officers of TransMontaigne and the Restricted Subsidiaries for bona fide business purposes not in excess of $3.0 million at any one time outstanding;

  (4)
  Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under "—Certain covenants—Limitations on additional indebtedness";

  (5)
  cash or Cash Equivalents;

  (6)
  receivables owing to TransMontaigne or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as TransMontaigne or any such Restricted Subsidiary deems reasonable under the circumstances;

  (7)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

  (8)
  Investments made by TransMontaigne or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "—Certain covenants—Limitations on asset sales";

  (9)
  lease, utility and other similar deposits in the ordinary course of business;

  (10)
  Investments made by TransMontaigne or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of TransMontaigne or the proceeds thereof; provided, that such proceeds do not increase the Restricted Payments Basket;

  (11)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to TransMontaigne or any Restricted Subsidiary or in satisfaction of judgments;

  (12)
  Investments made by TransMontaigne or a Restricted Subsidiary in a Permitted Business reasonably related to the businesses currently operated by TransMontaigne or such Restricted Subsidiary, not to exceed $25.0 million at any one time outstanding; and

  (13)
  other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

        The amount of Investments outstanding at any time pursuant to clause (12) above shall be deemed to be reduced:

    (a)
    upon the disposition or repayment of or return on any Investment made pursuant to clause (12) above, by an amount equal to the return of capital with respect to such Investment to TransMontaigne or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

    (b)
    upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of TransMontaigne's proportionate interest in such subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (12) above.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in TransMontaigne or any Guarantor; or

  (2)
  debt securities that are subordinated to (a) all Senior Debt and Guarantor Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt and Guarantor Senior Debt under the indenture.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which TransMontaigne or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2)
  statutory, contractual or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 30 days or are being contested in good faith, and as to which TransMontaigne or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (5)
  judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

  (6)
  easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of TransMontaigne and the Restricted Subsidiaries taken as a whole;

  (7)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

  (8)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of TransMontaigne or any Restricted Subsidiary, including rights of offset and setoff;

  (9)
  bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by TransMontaigne or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

  (10)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of TransMontaigne or any Restricted Subsidiary;

  (11)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (12)
  Liens securing all of the Notes and Liens securing any Note Guarantee;

  (13)
  Liens securing Senior Debt or Guarantor Senior Debt;

  (14)
  Liens existing on May 30, 2003;

  (15)
  Liens in favor of TransMontaigne or a Guarantor;

  (16)
  Liens securing Indebtedness under the Credit Agreement;

  (17)
  Liens securing Purchase Money Indebtedness;

  (18)
  Liens securing Acquired Indebtedness permitted to be incurred under the indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by TransMontaigne or a Restricted Subsidiary;

  (19)
  Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with TransMontaigne or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

  (20)
  Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (14), (16), (17), (18), (19), (21) and (22); provided that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

  (21)
  Liens (a) to secure Attributable Indebtedness; provided that any such Lien shall not extend to or cover any assets of TransMontaigne or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred or (b) arising in connection with Capitalized Leases; Description of the notes

  (22)
  Liens securing Indebtedness in respect of commodities margin loans permitted under clause (11) of the definition of Permitted Indebtedness contained in the covenant "—Limitations on additional indebtedness."

  (23)
  Restrictions under Foreign Trade Regulations on the transfer or licensing of assets of TransMontaigne or its Restricted Subsidiaries; and

  (24)
  Liens incurred in the ordinary course of business of TransMontaigne or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $10.0 million at any one time outstanding.

        "Plan of Liquidation" with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

        "Purchase Money Indebtedness" means Indebtedness, including Capitalized Lease Obligations, of TransMontaigne or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of TransMontaigne or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by TransMontaigne or such Restricted Subsidiary or such installation, construction or improvement.

        "Qualified Equity Interests" means Equity Interests of TransMontaigne other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a subsidiary of TransMontaigne or financed, directly or indirectly, using funds (1) borrowed from TransMontaigne or any subsidiary of TransMontaigne until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by TransMontaigne or any subsidiary of TransMontaigne (including, without limitation, in respect of any employee stock ownership or benefit plan).

        "Receivables" means, at any date, the aggregate amount (without duplication) of all accounts receivable carried on the books of TransMontaigne and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis arising in the ordinary course of business, less all reserves with respect to such accounts receivable and less any and all offsets, counterclaims or contras in respect thereof (including the amount of any account payable (including any uninvoiced account payable) or other liability owed by TransMontaigne or any of its Restricted Subsidiaries to the account debtor on such account receivable, whether or not a specific netting agreement may exist).

        "redeem" means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and "redemption" shall have a correlative meaning; provided that this definition shall not apply for purposes of "—Optional redemption."

        "Refinancing Indebtedness" means Indebtedness of TransMontaigne or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, any Indebtedness of TransMontaigne or any Restricted Subsidiary, the Refinanced Indebtedness, in a principal amount not in excess of the principal amount plus accrued interest, penalties and other costs of retiring the Refinanced Indebtedness so repaid or amended and the costs of issuance of such Refinancing Indebtedness (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

  (1)
  the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

  (2)
  if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

  (3)
  the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

  (4)
  the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

  (5)
  the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

        "Representative" means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

        "Restricted Payment" means any of the following:

  (1)
  the declaration or payment of any dividend or any other distribution on Equity Interests of TransMontaigne or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities a such) of Equity Interests of TransMontaigne or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving TransMontaigne but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to TransMontaigne or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

  (2)
  the redemption of any Equity Interests of TransMontaigne or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving TransMontaigne but excluding any such Equity Interests held by TransMontaigne or any Restricted Subsidiary;

  (3)
  any Investment other than a Permitted Investment; or

  (4)
  any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

        "Sale and Leaseback Transactions" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset; provided that a sale of a terminal or other facility shall not be deemed to constitute a Sale and Leaseback Transaction solely because TransMontaigne or any of its subsidiaries agree in connection with such sale to use such terminal or other facility at specified minimum levels unless such arrangement results in the transaction being treated as a Capitalized Lease.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of TransMontaigne, whether outstanding on May 30, 2003 or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

        Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

  (1)
  all monetary obligations of every nature under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

  (2)
  all Hedging Obligations in respect of the Credit Agreement; in each case whether outstanding on May 30, 2003 or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

  (1)
  any Indebtedness of TransMontaigne to any of its subsidiaries;

  (2)
  Indebtedness to, or guaranteed on behalf of, any director, officer or employee of TransMontaigne or any of its subsidiaries (including, without limitation, amounts owed for compensation);

  (3)
  obligations to trade creditors and other amounts incurred (but not under the Credit Agreement) in connection with obtaining goods, materials or services;

  (4)
  Indebtedness represented by Disqualified Equity Interests;

  (5)
  any liability for taxes owed or owing by TransMontaigne;

  (6)
  that portion of any Indebtedness incurred in violation of the "Limitations on additional indebtedness" covenant (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of TransMontaigne to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture);

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to TransMontaigne; and

  (8)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of TransMontaigne.

        "Significant Subsidiary" means (1) any Restricted Subsidiary that would be a "significant subsidiary" as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on May 30, 2003 and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under "—Events of default" has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

        Unless otherwise specified, "subsidiary" refers to a subsidiary of TransMontaigne.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to June 1, 2007 or, in the case of defeasance, to maturity; provided, however, that if the average life to June 1, 2007 or maturity, as the case may be, of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to June 1, 2007 or maturity, as the case may be, of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Unrestricted Subsidiary" means (1) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of TransMontaigne in accordance with the covenant described under "—Certain covenants—Limitations on designation of unrestricted subsidiaries" and (2) any subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Voting Stock" with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

        "Weighted Average Life to Maturity" when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

        "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by TransMontaigne or through one or more Wholly-Owned Restricted Subsidiaries.

Book-entry, delivery and form of securities

        The Notes will be represented by one or more global notes, referred to as the Global Notes, in definitive form. The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the Global Note Holder). DTC will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

        DTC has advised TransMontaigne as follows:

        DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the Participants or the Depositary Participants), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the Indirect Participants or the Depositary's Indirect Participants) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary's Participants or the Depositary's Indirect Participants. Pursuant to procedures established by DTC, ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants) and the records of the Depositary's Participants (with respect to the interests of the Depositary's Indirect Participants).

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder of outstanding Notes represented by such Global Notes under the indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the trustee thereunder. None of TransMontaigne, the Guarantors or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

        Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, TransMontaigne and the trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither TransMontaigne or the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). TransMontaigne believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

        Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the trustee is required to register such Notes in the name of and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form. In addition, if (1) the Depositary notifies TransMontaigne in writing that DTC is no longer willing or able to act as a depositary and TransMontaigne is unable to locate a qualified successor within 90 days or (2) TransMontaigne, at its option, notifies the trustee in writing that it elects to cause the issuance of Notes in definitive form under the indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and DTC identifies as being the beneficial owner of the related Notes.

        Neither TransMontaigne nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and TransMontaigne and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following general discussion summarizes the material U.S. federal income tax consequences to original investors in the notes who exchange old notes for exchange notes pursuant to the exchange offer. This discussion is limited to original investors who were initial purchasers of the old notes that purchased the old notes at the offering price. This summary is based on the Internal Revenue Code of 1986, as amended, or the "Internal Revenue Code," Treasury Regulations promulgated under the Internal Revenue Code, administrative positions of the Internal Revenue Service, or the "IRS," and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

        We have not sought a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of a note or of the exchange offer. The IRS may challenge one or more of the conclusions described herein.

        This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, a person subject to the alternative minimum tax provisions of the Internal Revenue Code). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as partnerships or other pass-through entities, dealers in securities or foreign currency, traders who elect to mark the notes to market, tax-exempt entities, banks, thrifts, insurance companies, persons holding a note as part of a "straddle," "hedge," "conversion transaction" or other risk reduction transaction, investors in partnerships or other pass-through entities, and persons that have a functional currency other than the U.S. dollar.

        This discussion does not address any aspect of state, local or foreign law, or U.S. federal estate and gift tax law other than U.S. federal estate tax law as applicable to a non-U.S. Holder. In addition this discussion is limited to a beneficial owner of the note who purchased the note pursuant to the initial offering thereof at the initial issue price and holds the note as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a note who is (i) a citizen or resident (as defined in Section 7701(b) of the Internal Revenue Code) of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized in the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is any beneficial owner of a note who is not a U.S. Holder.

        All original investors in the notes are urged to consult their tax advisers regarding the U.S. federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

Exchange of old notes for exchange notes

        The exchange of old notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders. Rather, the exchange notes will be treated as a continuation of the old notes for federal income tax purposes, and are referred to together as "notes" in this summary of federal income tax considerations. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the old note, and the initial basis of the exchange note will be the same as the basis of the old note immediately before the exchange.

Tax consequences to U.S. Holders

        Interest.    Payments of interest on a note will be includable in ordinary income when accrued or received in accordance with the U.S. Holder's regular method of tax accounting.

        In certain circumstances, we may be obligated to pay amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments may implicate the provisions of Treasury Regulations relating to "contingent payment debt instruments." If the notes were deemed to be contingent payment debt instruments, a U.S. Holder might, among other consequences, be required to accrue income on its notes in excess of stated interest and to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. We intend to treat the notes as not subject to these regulations. The regulations applicable to contingent payment debt instruments, however, have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. You are urged to consult your tax advisors regarding the possible application of contingent payment debt instrument rules to the notes.

        Sale or Exchange.    Upon a sale, exchange, or other disposition of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount realized on such disposition (except to the extent attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) the holder's adjusted tax basis in the note. Such gain or loss will be long term if the note is held for more than one year. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received on the note. In the case of a U.S. Holder other than a corporation, preferential tax rates may apply to long term capital gains. The claim of a deduction in respect of a capital loss may be subject to limitation.

        Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to certain payments of principal and interest paid on notes and to the proceeds of the sale of a note made to you (unless you are an exempt recipient such as a corporation). A 30% backup withholding tax (which rate is scheduled to be reduced in future years) will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Tax consequences to Non-U.S. Holders

        For purposes of the discussion below, interest and gain on the sale, exchange or other disposition of the notes will be considered to be "U.S. trade or business income" if such income or gain is:

  •
  effectively connected with the conduct of a U.S. trade or business; and

  •
  in the case of a Non-U.S. Holder eligible for the benefits of an applicable U.S. income tax treaty, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

        Interest.    Interest payments (including payments of additional interest, if any) made to a Non-U.S. Holder with respect to the notes will generally not be subject to United States federal income tax or withholding tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock entitled to vote,

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership,

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  the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Internal Revenue Code, and

  •
  either (A) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Internal Revenue Code) and provides its name and address and the certificate is renewed periodically as required by Treasury Regulations, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, commonly referred to as a financial institution, and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or a financial institution between it and the beneficial owner and furnishes us with a copy thereof. These four requirements are referred to as the Portfolio Interest Exemption.

        The gross amount of payments of interest that do not qualify for the Portfolio Interest Exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be subject to tax on a net income basis at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the 30% branch profits tax. To claim an exemption from withholding, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8BEN (claiming treaty benefits) or W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under these regulations special procedures are provided for payments through qualified intermediaries.

        Disposition of the Notes.    A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of the notes unless:

  •
  the gain is U.S. trade or business income, in which case the branch profits tax also may apply to a corporate Non-U.S. Holder;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements; or

  •
  the Non-U.S. Holder is subject to U.S. tax under provisions applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

        United States Federal Estate Tax.    Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such notes would be exempt as portfolio interest when received by the Non-U.S. Holder at the time of his or her death and income on the notes was not U.S. trade or business income.

        Information Reporting Requirements and Backup Withholding Tax.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to a Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        The backup withholding tax and certain information reporting will not apply to payments of interest with respect to which either the requisite certification as to non-U.S. status has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption under applicable Treasury regulations, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States, referred to as a "U.S. related person." In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge or reason to know to the contrary.

        Backup withholding is not an additional tax.    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the holder provides the required information to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such exchange notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of exchange notes received in the exchange offer, where such old notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any old notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days from the date on which the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 15, 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of such exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days from the date on which the exchange offer is completed, we will promptly send a sufficient number of additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable fees and expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters with respect to the exchange notes offered hereby will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

        The consolidated financial statements of TransMontaigne Inc. as of June 30, 2003 and 2002, and for each of the years in the three-year period ended June 30, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in the method of accounting for inventory—discretionary volumes and a restatement of the consolidated statement of operations in 2003.

        The combined financial statements for Coastal Fuels Marketing, Inc. and Subsidiaries and the Southeast Marketing Division of El Paso Merchant Energy Petroleum Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 incorporated in this prospectus by reference to the Current Report on Form 8-K/A "Amendment No. 2" of TransMontaigne Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

SUBSIDIARY GUARANTORS

        Each subsidiary guarantor is exempt from Exchange Act reporting pursuant to Rule 12h-5 under the Exchange Act, as: we have no independent assets or operations; the guarantees of the subsidiary guarantors are full and unconditional and joint and several; and any subsidiaries of ours other than the subsidiary guarantors are, individually and in the aggregate, minor. There are no significant restrictions on our ability or any subsidiary guarantor to obtain funds from its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 (Commission File. No. 333-107257) with respect to the exchange notes. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement including the exhibits and schedules, for further information about us and the exchange notes. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        We file annual, quarterly, special reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

$200,000,000
TransMontaigne Inc.
9 1/8% Series B Senior Subordinated Notes Due 2010

PROSPECTUS

Dated March 17, 2004

        DEALER PROSPECTUS DELIVERY OBLIGATION.    Until June 15, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.